UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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EchoStar Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 20, 2024

DEAR SHAREHOLDER:

It is my pleasure to invite you to attend the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of EchoStar Corporation (“EchoStar”). The Annual Meeting will be held on May 3, 2024, at 9:00 a.m., Mountain Time. The Annual Meeting will be conducted online via live audio webcast at www.virtualshareholdermeeting.com/SATS2024. We are pleased to use the virtual meeting format to facilitate shareholder attendance, voting and questions by leveraging technology to communicate more effectively and efficiently with our shareholders. This format allows stockholders to participate fully from any location, without the cost of travel. You will be able to participate, submit questions and vote your shares electronically.

The enclosed Notice of the Annual Meeting and Proxy Statement describe the proposals to be considered and voted upon at the Annual Meeting. During the Annual Meeting, we will also review EchoStar’s operations and other items of general interest regarding the corporation.

All shareholders are invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting online, it is important that you be represented. To ensure that your vote is received and counted, please follow the instructions included with your proxy card to vote online, by mail or by telephone.

On behalf of the Board of Directors and senior management, I would like to express our appreciation for your support and interest in EchoStar.

CHARLES W. ERGEN

Chairman of the Board of Directors

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF ECHOSTAR CORPORATION:

The 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of EchoStar Corporation will be held on May 3, 2024, at 9:00 a.m., Mountain Time, via the Internet through a virtual Web conference at www.virtualshareholdermeeting.com/SATS2024. We are pleased to use the virtual meeting format to facilitate shareholder attendance, voting and questions by leveraging technology to communicate more effectively and efficiently with our shareholders. This format allows shareholders to participate fully from any location, without the cost of travel.

The Annual Meeting is being held for the following purposes:

1.	To elect eleven directors to our Board of Directors;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;

3.	To approve the Amended and Restated 2017 EchoStar Corporation Employee Stock Purchase Plan to increase the number of shares reserved for issuance under such plan; and

4.	To consider and act upon any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You may vote on these matters in person or by proxy. Whether or not you plan to attend the Annual Meeting, we ask that you vote using one of the following methods to ensure that your shares will be represented at the meeting in accordance with your wishes:

●	Vote online or by telephone, by following the instructions included with your proxy card; or

●	Vote by mail, by completing and returning the enclosed proxy card in the enclosed addressed stamped envelope.

Only shareholders of record at the close of business on March 6, 2024 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. This Proxy Statement and proxy card were either made available to you on the Internet or mailed to you beginning on or about March 20, 2024.

By Order of the Board of Directors

DEAN A. MANSON

Chief Legal Officer and Secretary

March 20, 2024

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held May 3, 2024:

Our Annual Report, Proxy Statement and Notice of Internet Availability of

Proxy Materials are available at proxyvote.com.

9601 South Meridian Boulevard, Englewood, Colorado  80112  ||  Tel: (303) 723-1000  Fax: (303) 723-1999

PROXY STATEMENT

OF

ECHOSTAR CORPORATION

i

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	57
Appointment of Independent Registered Public Accounting Firm	57
Principal Accountant Fees and Services	57
Audit Committee Pre-Approval Process	58
Report of the Audit Committee	59

PROPOSAL 3 — APPROVAL OF THE AMENDED AND RESTATED 2017 ECHOSTAR CORPORATION EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER SUCH PLAN	60
Summary of Material Terms of the Amended ESPP	60
Federal Income Tax Consequences	62
New Plan Benefits	63

OTHER MATTERS	64

ADDITIONAL INFORMATION	64

APPENDIX A - ECHOSTAR CORPORATION 2017 AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN (as amended and restated, subject to and contingent upon shareholder approval at the 2024 Annual Meeting)	A-1

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy card are being furnished to you in connection with the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of EchoStar Corporation (“EchoStar,” “we,” “us,” “our,” the “Corporation” or the “Company”). The purpose of the Annual Meeting is to: (i) elect eleven directors to our Board of Directors (the “Board” or “Board of Directors”); (ii) ratify KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and (iii) approve the Amended and Restated 2017 EchoStar Corporation Employee Stock Purchase Plan to increase the number of shares reserved for issuance under such plan. Your proxy is being solicited by our Board of Directors. The Board is currently not aware of any other matters proposed to be presented at the Annual Meeting.

Date, Time and Place

The Annual Meeting will be held on May 3, 2024, at 9:00 a.m., Mountain Time, via the Internet through a virtual Web conference at www.virtualshareholdermeeting.com/SATS2024. We are pleased to use the virtual meeting format to facilitate shareholder attendance, voting and questions by leveraging technology to communicate more effectively and efficiently with our shareholders. This format allows shareholders to participate fully from any location, without the cost of travel.

Securities Entitled to Vote

This Proxy Statement is being sent or provided on or about March 20, 2024, to holders of record at the close of business on March 6, 2024 (the “Record Date”) of our Class A common stock, par value $0.001 per share (the “Class A Shares”), and our Class B common stock, par value $0.001 per share (the “Class B Shares”). Only shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

If your shares are registered directly in your name with us or with our transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record” with respect to those shares. Shareholders of record receive this Proxy Statement and the accompanying Annual Report and the proxy card directly from us. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” with respect to those shares. Your broker, bank or other nominee, who is considered the shareholder of record for such shares, should have forwarded the Notice of Internet Availability of Proxy Materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by completing the voting instruction form.

At the close of business on the Record Date, 140,170,052 Class A Shares and 131,348,468 Class B Shares were outstanding. Each of the Class A Shares is entitled to one vote per share on each proposal to be considered by our shareholders. Each of the Class B Shares is entitled to ten votes per share on each proposal to be considered by our shareholders.

A complete record of the shareholders entitled to vote at the Annual Meeting will be available at our headquarters at 9601 South Meridian Boulevard, Englewood, Colorado 80112 for inspection by any shareholder for any purpose germane to the Annual Meeting for a period of at least ten days prior to the Annual Meeting during normal business hours, and at any time during the Annual Meeting. To inspect the list during the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. Please refer to “Access to the Audio Webcast of the Annual Meeting” for more details about attending the Annual Meeting online. We are not holding an in-person meeting.

Voting of Proxies

To vote online or by telephone, please refer to the instructions included with the accompanying proxy card. You will need your 16-digit control number to vote in this manner. To vote by mail, please complete the proxy card and return it to us as instructed in the proxy card. Votes submitted online, by telephone, or by mail must be received by 11:59 p.m., Eastern Time, on Thursday, May 2, 2024. Submitting your vote online or by telephone or mail will not affect your right to vote at the Annual Meeting, if you choose to do so. Proxies that are properly delivered to us and not revoked before the closing of the polls during the Annual Meeting will be voted with respect to the proposals described in this Proxy Statement in accordance with the instructions set forth in those proxies. If any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on that matter. If your shares are held in a stock brokerage account or by a bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee in order to vote your shares.

Your proxy may be revoked by giving written notice of the revocation of your proxy to our Corporate Secretary, Dean A. Manson, at our headquarters located at 9601 South Meridian Boulevard, Englewood, Colorado 80112 at any time prior to the Annual Meeting. You may also revoke your proxy by submitting a proxy with a later date than your original proxy or by voting at the Annual Meeting. Your presence at the Annual Meeting does not by itself revoke your proxy.

An online portal is available to shareholders at www.proxyvote.com where shareholders of record as of the Record Date can view and download our proxy materials and 2023 Annual Report and vote their shares in advance of the Annual Meeting. Shareholders of record as of the Record Date may vote their shares during the Annual Meeting (up until the closing of the polls) by following the instructions available at www.virtualshareholdermeeting.com/SATS2024.

Whether or not you plan to attend the Annual Meeting, we urge shareholders of record as of the Record Date to vote and submit their proxy in advance of the Annual Meeting using one of the methods described above.

Access to the Audio Webcast of the Annual Meeting

All of our shareholders of record at the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting. The live webcast of the Annual Meeting will begin promptly at 9:00 a.m., Mountain Time. Online access to the webcast will open 15 minutes prior to the start of the Annual Meeting to allow time for everyone to log in and test their device’s audio system. We encourage everyone to access the webcast in advance of the designated start time.

Log-In Instructions:

●     Shareholders: To be admitted to the Annual Meeting, shareholders of record as of the Record Date will need to log in to www.virtualshareholdermeeting.com/SATS2024 using the 16-digit control number found on the proxy card, voting instruction form or notice of Internet availability previously mailed or made available to shareholders entitled to vote at the Annual Meeting.

●     Non-Shareholders: Non-shareholders may attend the Annual Meeting but will not have the ability to vote or ask a question. Non-Shareholders will log in to www.virtualshareholdermeeting.com/SATS2024 providing the information listed on the Web portal.

Technical Assistance: Beginning 15 minutes prior to, and during, the Annual Meeting, we will have support available to assist anyone with any technical difficulties they may have accessing or hearing the virtual meeting.

Quorum

In accordance with our Articles of Incorporation (as amended, our “Articles of Incorporation”), the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of all classes of our voting stock taken together shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker non-votes, will be considered for purposes of determining the number of total votes present at the Annual Meeting in order to determine whether a quorum is present.

Vote Required

The affirmative vote of a plurality of the total votes cast for directors at the Annual Meeting is necessary to elect a director (Proposal 1). No cumulative voting is permitted. The eleven nominees receiving the highest number of votes cast “for” the nominee will be elected. If you withhold your vote, it will have no effect on the election of directors.

The affirmative vote of a majority of the voting power represented at the Annual Meeting and entitled to vote on the matter is necessary to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2024 (Proposal 2) and to approve the Amended and Restated 2017 EchoStar Corporation Employee Stock Purchase Plan to increase the number of shares reserved for issuance under such plan (Proposal 3).

Treatment of Abstentions and Broker Non-Votes

Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker non-votes, will be considered present at the Annual Meeting for determining whether a quorum exists at the Annual Meeting. Abstentions will have the same effect as votes “against” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2024 (Proposal 2) and the approval of the Amended and Restated 2017 EchoStar Corporation Employee Stock Purchase Plan to increase the number of shares reserved for issuance under such plan (Proposal 3).

A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from the beneficial owner. If a beneficial owner does not instruct a broker how to vote, the broker will only have discretion to vote such beneficial owner’s shares on “routine” matters. If a proposal is not “routine,” a broker who has not received instructions from the beneficial owner as to how to vote their shares does not have discretion to vote such shares on that proposal. At our Annual Meeting, only the ratification of the appointment of our independent registered public accounting firm (Proposal 2) is considered a “routine” matter. All other proposals are not considered “routine,” and brokers holding the shares of beneficial owners will not have discretion to vote on these proposals if they have not received voting instructions from such beneficial owners.

Broker non-votes are not considered shares entitled to vote and therefore will have no effect on the election of directors (Proposal 1) or approval of the Amended and Restated 2017 EchoStar Corporation Employee Stock Purchase Plan to increase the number of shares reserved for issuance under such plan (Proposal 3).

Submitting Questions; Rules of Conduct

Beginning 15 minutes prior to, and during, the Annual Meeting, shareholders of record as of the Record Date can view our Agenda and the Rules of Conduct for the Annual Meeting, and submit questions at www.virtualshareholdermeeting.com/SATS2024.

After the business portion of the Annual Meeting concludes and the meeting is adjourned, we will hold a question-and-answer session during which we intend to answer questions submitted during the Annual Meeting that are pertinent to the items being brought before the shareholder vote at the Annual Meeting, as time permits and in accordance with our Rules of Conduct for the Annual Meeting.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding,” whereby multiple shareholders sharing the same address may receive a single copy of our Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, unless one or more of these shareholders notifies Broadridge Financial Solutions, Inc. at the address or telephone number below that they wish to continue receiving individual copies. In that case, we will deliver promptly a separate copy of our Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, to each such shareholder. Shareholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other shareholders with whom you share an address currently receive multiple copies of our Annual Report, Proxy Statement, and/or Notice of Internet Availability of Proxy Materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials for your household, please contact Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, NY 11717 or (800) 542-1061.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

Our shareholders will elect a Board of eleven directors at the Annual Meeting. Each of the directors is expected to hold office until the next annual meeting of our shareholders or until his or her respective successor shall be duly elected and qualified or until his or her earlier resignation or removal. Each nominee has consented to his or her nomination and has advised us that he or she intends to serve if elected. If, at the time of the Annual Meeting, one or more of the nominees has become unable to serve: (i) shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees selected and recommended by the Board of Directors to fill the vacancy, or (ii) the Board of Directors may, in accordance with our bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified.

The nominees for director are as follows:

Name	Age	First Became Director	Position with the Corporation
Charles W. Ergen	71	2007	Chairman
Cantey M. Ergen	68	2023	Director and Senior Advisor
Kathleen Q. Abernathy	67	2023	Director
Hamid Akhavan	62	2023	Director, President and Chief Executive Officer
George R. Brokaw	56	2023	Director
Stephen J. Bye	56	2023	Director
James DeFranco	71	2023	Director and Executive Vice President
R. Stanton Dodge	56	2009	Director
Lisa W. Hershman	60	2021	Director
Tom A. Ortolf	73	2023	Director
William D. Wade	67	2017	Director

A substantial majority of the voting power of the shares of EchoStar is owned beneficially by Charles W. Ergen, our Chairman, by Cantey M. Ergen, his spouse, and by certain entities established for the benefit of their family.

The following sets forth the business experience of each of the nominees over the last five years.

Charles W. Ergen. Mr. Ergen has served as our executive Chairman since November 2009 and Chairman of the Board of Directors since our formation in 2007. Mr. Ergen served as our Chief Executive Officer from our formation in 2007 until November 2009. Mr. Ergen has been Chairman of the Board of Directors of DISH Network Corporation ("DISH") since its formation and, during the past five years, has held executive officer and director positions with DISH and its subsidiaries, most recently serving as the Chief Executive Officer of DISH from March 2015 to December 2017. Mr. Ergen also serves as Chairman of the Board of CONX Corp., a special purpose acquisition company, since August 2020. The Board of Directors concluded that Mr. Ergen should continue to serve as a member of the Board of Directors due to, among other things, his role as our and DISH’s co-founder and as our controlling shareholder and the expertise, leadership, and strategic direction that he has contributed to us since our formation, in addition to his extensive experience in our industry.

Kathleen Q. Abernathy. Ms. Abernathy joined the Board in December 2023 effective with the merger of EchoStar and DISH (the "Merger") and is a member of our Compensation Committee and Nominating and Governance Committee. Prior to the Merger, Ms. Abernathy served as a member of DISH’s Board of Directors and Audit and Compensation committees and as Chairwoman of its Nominating Committee from March 2019 to December 2023. Ms. Abernathy currently serves on the Board of Directors of various private and non-profit companies and organizations. Ms. Abernathy served as Executive Vice President, External Affairs for Frontier Communications Inc. (“Frontier”) from March 2010 through April 2017 as well as Chief Legal Officer from 2010 through 2013. Prior to that time, Ms. Abernathy served as a member of the Board of Directors of Frontier from 2005 through 2010 and as a partner for various law firms providing policy and regulatory services for various clients in the telecommunications industry. Ms. Abernathy also served as a Commissioner at the Federal Communications Commission from 2001 through 2005. Previously, Ms. Abernathy held positions with various companies and law firms related to the telecommunications industry. The Board has determined that Ms. Abernathy meets the independence requirements of NASDAQ and SEC rules and regulations. The Board concluded that Ms. Abernathy should continue to serve as a member of the Board due to, among other things, her regulatory and managerial experience in the telecommunications and related industries, acquired, in part, during her tenure with Frontier and the FCC.

Hamid Akhavan. Mr. Akhavan has served as our Chief Executive Officer and President since March 2022 and served as the Chief Executive Officer of DISH from November 13, 2023 until the completion of the Merger. Mr. Akhavan joined the Board in December 2023 effective with the Merger. He previously served as a Partner at Twin Point Capital, an investment firm, from April 2018 until March 2022. From March 2016 to April 2018, Mr. Akhavan was a Founding Partner at Long Arc Capital LLC. Prior to that, Mr. Akhavan served in a variety of leadership positions, including as CEO of Unify, Inc. (formerly Siemens Enterprise Communications) and CEO of T-Mobile International, where he also served as a member of the Board of Management of Deutsche Telekom. The Board of Directors concluded that Mr. Akhavan should continue to serve as a member of the EchoStar Board of Directors due to his extensive leadership experience with EchoStar and other businesses in the telecommunications industry.

George R. Brokaw. Mr. Brokaw joined the Board in December 2023 effective with the Merger and is a member of our Audit Committee and Compensation Committee. Prior to the Merger, Mr. Brokaw served as a member of DISH’s Board of Directors, Audit, and Nominating Committees and as Chairman of its Compensation Committee from October 2013 to December 2023. Since October 2013, Mr. Brokaw has served as a private investor through several private and public investment vehicles. Previously, Mr. Brokaw served as Managing Director of the Highbridge Growth Equity Fund at Highbridge Principal Strategies, LLC (“Highbridge”). Prior to joining Highbridge, Mr. Brokaw was a Managing Director and Head of Private Equity at Perry Capital, L.L.C. (“Perry”). Prior to joining Perry, Mr. Brokaw was Managing Director (Mergers & Acquisitions) of Lazard Frères & Co. LLC (“Lazard”). Mr. Brokaw currently serves as Chairman of the board of directors of Alico, Inc. and Vice Chairman of the board of directors of CTO Realty Growth, Inc. Mr. Brokaw previously served on several public and private company boards of directors. The Board has determined that Mr. Brokaw meets the independence requirements of NASDAQ and SEC rules and regulations. The Board concluded that Mr. Brokaw should continue to serve on the Board due, among other things, to his financial experience, acquired, in part, during his tenure with Highbridge, Perry, and Lazard. Mr. Brokaw received a B.A. from Yale University and a J.D. and M.B.A. from the University of Virginia. Mr. Brokaw is a member of the New York Bar.

Stephen J. Bye. Mr. Bye joined the Board in December 2023 effective with the Merger. Since January 2023, Mr. Bye has served as President, Connectivity at Ziff Davis, a digital media and internet company. From November 2019 to January 2023, Mr. Bye served as Executive Vice President and Chief Commercial Officer of DISH’s facilities-based wireless network business. Prior to joining DISH, Mr. Bye was CEO of Connectivity Wireless, a provider of carrier-grade, in-building neutral host wireless solutions. Before that, he served as the President of C Spire, where he was responsible for the day-to-day operations of the company. Additionally, he has held a range of executive positions at Cox Communications, AT&T, BellSouth International, Optus Communications, and Telstra. The Board concluded that Mr. Bye should continue to serve on the Board due, among other things, his extensive experience in the telecom industry.

James DeFranco. Mr. DeFranco joined the Board in December 2023 effective with the Merger. Mr. DeFranco is one of our Executive Vice Presidents and has been one of DISH’s vice presidents and was a member of the DISH Board of Directors since its formation. During the past five years he has held various executive officer and director positions with DISH and its subsidiaries. During 1980, Mr. DeFranco co-founded DISH with Charles W. Ergen and Cantey M. Ergen. The Board concluded that Mr. DeFranco should continue to serve on the Board due, among other things, to his knowledge of DISH since its formation, particularly in sales and marketing.

R. Stanton Dodge. Mr. Dodge has served as a member of our Board of Directors since 2009. Mr. Dodge is currently the Chief Legal Officer and Secretary of DraftKings, Inc., where he oversees the legal, government affairs and corporate communications teams. From June 2007 until October 2017, Mr. Dodge was the Executive Vice President, General Counsel and Secretary of DISH and was responsible for all legal, government affairs and corporate communications for DISH and its subsidiaries. From October 2007 to November 2011, Mr. Dodge served as our Executive Vice President, General Counsel and Secretary pursuant to a management services agreement between DISH and EchoStar that was entered into in connection with the spin-off of EchoStar from DISH in 2008. Since November 1996 when Mr. Dodge joined DISH, he held various positions of increasing responsibility at DISH and its subsidiaries. The Board of Directors has determined that Mr. Dodge meets applicable independence requirements of Nasdaq and SEC rules and regulations. The Board of Directors concluded that Mr. Dodge should continue to serve as a member of the Board of Directors due to, among other things, his knowledge of our industry, particularly in light of his business, corporate governance and legal expertise obtained during his prior service as our General Counsel and his prior service as General Counsel and in other roles at DISH and its subsidiaries over the course of 20 years.

Cantey M. Ergen. Mrs. Ergen has served as a Senior Advisor and a member of our Board of Directors since December 2023 effective with the Merger. Mrs. Ergen served as a member of the Board of Directors of DISH from May 2001 to December 2023, and served as a Senior Advisor to DISH and had a variety of operational responsibilities with DISH since its formation. Mrs. Ergen served as a member of the board of trustees of Children’s Hospital Colorado from 2001 to 2012, and is now an honorary lifetime member. Mrs. Ergen has also served on the board of trustees of Wake Forest University since 2009, serving as Vice Chair from 2019 to 2023. During 1980, Mrs. Ergen co-founded DISH with her future spouse, Charles W. Ergen, and James DeFranco. Mrs. Ergen was appointed to the Board of Directors in connection with the Merger. The Board concluded that Mrs. Ergen should continue to serve on the EchoStar Board due to her knowledge of DISH and her service to DISH in a multitude of roles over the years.

Lisa W. Hershman. Ms. Hershman has served as a member of our Board of Directors since April 2021 and currently serves on our Executive Compensation Committee, Nominating and Governance Committee, and Audit Committee. From April 2018 to January 2021, Ms. Hershman served as Chief Management Officer for the U.S. Department of Defense and was a member of the President’s Management Council. From April 2015 to April 2018, Ms. Hershman was a Board Member and the Chair of the Scrum Alliance, an international association training and certifying agile development practitioners, and from January 2017 to April 2018, she served as its Interim Chief Executive Officer. In June 2011, Ms. Hershman founded The DeNovo Group, a business transformation consultancy, and she served as its Chief Executive Officer from formation through March 2018. Prior to that, Ms. Hershman was the Chief Executive Officer of Hammer and Company, a business process reengineering company, from March 2009 to June 2011. From March 2004 to March 2009, she was a Senior Vice President at Avnet, a global technology company. Ms. Hershman was on the Board of Directors of 1st Source Corporation, a banking company, from April 2018 until March 2020 and was a member of its Audit Committee and Trusts and Investments Committee. The Board of Directors has determined that Ms. Hershman meets applicable independence requirements of Nasdaq and SEC rules and regulations. The Board of Directors concluded that Ms. Hershman should continue to serve as a member of the Board of Directors due to, among other things, her expertise in process management, innovation and redesign, as well as leadership training and education.

Tom A. Ortolf. Mr. Ortolf has served as a member of our Board of Directors since December 2023 effective with the Merger and currently serves as a member of our Audit Committee and Nominating and Governance Committee. Mr. Ortolf served as a member of the Board of Directors of DISH from May 2005 to December 2023. Mr. Ortolf has been the President of CMC, a privately held investment management firm, for over twenty years. Mr. Ortolf also previously served as a member of the Board of Directors from October 2007 to April 2019. The Board of Directors has determined that Mr. Ortolf meets the independence requirements of Nasdaq and SEC rules and regulations. The Board of Directors concluded that Mr. Ortolf should continue to serve as a member of the Board of Directors due to, among other things, his knowledge of the DISH and EchoStar businesses resulting from his prior service on the Boards of both companies and his expertise in finance, business, and risk management, in particular in light of his experience as an executive with CMC.

William D. Wade. Mr. Wade has served as a member of our Board of Directors since February 2017 and currently serves on our Nominating and Governance Committee and Audit Committee. Mr. Wade served as the President and CEO of Asia Satellite Telecommunications Co. Ltd. (“AsiaSat”) based in Hong Kong from 2010 to November 2016, as Deputy CEO of AsiaSat from 1994 to 2010, and as a senior advisor to the CEO of AsiaSat from November 2016 through March 2017. From 1996 to November 2016, Mr. Wade also served on the AsiaSat Board of Directors as an Executive Director serving on the Compliance Committee. AsiaSat owns and operates an Asia-based satellite fleet providing capacity and satellite services to media and telecommunications companies across the Asia-Pacific region. Prior to joining AsiaSat, Mr. Wade served as an executive director manager in charge of Pan Asian Systems with Hutchison Whampoa, a satellite and cable television equipment supplier and systems integrator. Earlier in his career, Mr. Wade held a number of senior management positions in the United States and Singapore with EchoSphere Corporation, a subsidiary of DISH, and Audiotone, a manufacturer and supplier of hearing aid and test equipment. Mr. Wade has also served since 2012 as a director for First Western Advisors, Ltd., a private entity providing wealth management services. From September 2017 until April 2019 and December 2019, respectively, Mr. Wade served as a director of, and executive advisor to, Global-IP Cayman, a privately-owned satellite communications company. The Board of Directors has determined that Mr. Wade meets applicable independence requirements of Nasdaq and SEC rules and regulations. The Board of Directors concluded that Mr. Wade should continue to serve as a member of the Board of Directors due to, among other things, his international and operational expertise and his experience in the satellite industry.

The Board of Directors unanimously recommends a vote FOR the election of all of the nominees named herein.

Director Compensation and Non-Employee Director Option Plan

Cash Compensation

Mr. Ergen, Mrs. Ergen, Mr. Akhavan, and Mr. DeFranco are employees of the Corporation and/or our subsidiaries. We refer to these directors as “employee directors.” Our employee directors are not separately compensated for their services as directors. Each non-employee director receives an annual cash retainer of $60,000, which is paid in equal quarterly installments, provided such person is a member of the Board of Directors on the last day of the applicable calendar quarter. Our non-employee directors also receive a $1,000 cash payment for each meeting attended in person and a $500 cash payment for each meeting attended remotely, provided that, if there is more than one meeting of the Board of Directors or its committees on the same day, then the applicable non-employee director is only entitled to receive compensation for attendance at a single meeting. Additionally, any non-employee director who is the chair of a committee of the Board of Directors receives a $5,000 annual cash retainer, which is paid in equal quarterly installments, provided such person is the chair of the committee on the last day of the applicable calendar quarter. Finally, during 2023 certain of our non-employee directors including Ms. Hershman and Messrs. Dodge, Schroeder, Tarr, and Wade also received supplemental cash compensation in the amount of $5,000 for each month that they served on the special committee established to evaluate, negotiate, and approve the Merger.

Our non-employee directors also receive reimbursement, in full, of: (i) reasonable travel expenses related to attendance at all meetings of the Board of Directors and its committees; and (ii) reasonable expenses related to educational activities undertaken in connection with service on the Board of Directors and its committees.

The following table sets forth the cash and noncash compensation earned by each of our non-employee directors for the fiscal year ended December 31, 2023.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kathleen Q. Abernathy (1)	—	—	—	—	—	—	—
George R. Brokaw (1)	—	—	—	—	—	—	—
R. Stanton Dodge	112,500	—	31,965	—	—	—	144,465
Lisa W. Hershman	118,500	—	31,965	—	—	—	150,465
Pradman P. Kaul (2)	126,000	—	65,670	—	—	—	191,670
Tom A. Ortolf (1)	—	—	—	—	—	—	—
C. Michael Schroeder (2)	118,000	—	31,965	—	—	—	149,965
Jeffrey R. Tarr (2)	116,500	—	31,965	—	—	—	148,465
William D. Wade	118,000	—	31,965	—	—	—	149,965

(1)	Each of Kathleen Q. Abernathy, George R. Brokaw, and Tom A. Ortolf were appointed to the Board of Directors effective as of the closing of the Merger on December 31, 2023. None of these new non-employee directors received any compensation during 2023. James DeFranco also was appointed to the Board effective as of the closing of the Merger. Mr. DeFranco served as Executive Vice President of DISH in 2023 and received $200,000 in salary, stock awards totaling approximately $2,000, and approximately $65,000 in all other compensation from DISH during 2023.

(2)	Each of Pradman P. Kaul, C. Michael Schroeder and Jeffrey R. Tarr resigned as members of the Board of Directors effective as of the closing of the Merger on December 31, 2023, but served as directors for the entirety of fiscal year 2023.

(3)	The amounts reported in the “Option Awards” column reflect the aggregate grant date fair values in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2023, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 29, 2024 (the “2023 Form 10-K”). Pursuant to our 2017 Director Plan (as defined below), (a) Ms. Hershman and each of Messrs. Dodge, Schroeder, Tarr, and Wade were granted an option to acquire 5,000 Class A Shares at an exercise price of $17.34 per share on July 1, 2023, and (b) Mr. Kaul was granted an option to acquire 10,000 Class A Shares at an exercise price of $18.51 per share on April 3, 2023. All of these options were 100% vested upon issuance.

Incentive Compensation

Non-Employee Director Stock Option Plan

In 2008, we adopted our Amended and Restated 2008 Non-Employee Director Stock Option Plan (the “2008 Director Plan”), pursuant to which we have granted options to our non-employee directors. In 2017, we adopted our 2017 Non-Employee Director Stock Incentive Plan, and amended it in 2021 to increase the amount of shares of our common stock available for issuance (as amended, the “2017 Director Plan”), pursuant to which we have granted and continue to grant options and other equity awards to our non-employee directors. We have not granted any options under the 2008 Director Plan after May 2, 2017. In connection with the closing of the Merger, we assumed the existing Amended and Restated DISH Network Corporation 2001 Nonemployee Director Stock Option Plan (the "DISH Director Plan") and reserved additional shares of our common stock in connection with future issuances under that plan. We refer to our 2008 Director Plan and 2017 Director Plan, and the DISH Director Plan, as the “Director Plans.”

The purpose of the Director Plans, among other things, is to advance our interests through the motivation, attraction and retention of highly-qualified non-employee directors. Upon initial election or appointment to our Board of Directors as a non-employee director, our non-employee directors are granted a fully vested option to acquire 10,000 Class A Shares with a grant date on the first day of the calendar quarter following the quarter in which such person initially is elected or appointed to the Board of Directors. In our discretion, we may also grant non-employee directors further options to acquire our Class A Shares or other equity awards. Options we have granted under our Director Plans are 100% vested upon issuance and have a term of five years. As of December 31, 2023, 103,000 of our Class A Shares were available for issuance under the 2008 Director Plan and 250,481 of our Class A Shares were available for issuance under the 2017 Director Plan. Upon the closing of the Merger, there were 247,806 of our Class A Shares available for future issuance under the DISH Director Plan to our non-employee directors who were not serving as EchoStar directors or employees at the time of the Merger.

The following options were granted to our non-employee directors pursuant to the Director Plans and were outstanding as of December 31, 2023:

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)(1)	Option Expiration Date
R. Stanton Dodge	5,753	38.71	7/1/2024
	5,000	27.28	7/1/2025
	5,000	24.49	7/1/2026
	5,000	19.61	7/1/2027
	5,000	17.34	7/1/2028
Total Options Outstanding at December 31, 2023	25,753

Lisa W. Hershman	10,000	24.49	7/1/2026
	5,000	19.61	7/1/2027
	5,000	17.34	7/1/2028
Total Options Outstanding at December 31, 2023	20,000

Pradman P. Kaul (2)	10,000	18.51	4/3/2028
Total Options Outstanding at December 31, 2023	10,000

C. Michael Schroeder (2)	5,753	38.71	7/1/2024
	5,000	27.28	7/1/2025
	5,000	24.49	7/1/2026
	5,000	19.61	7/1/2027
	5,000	17.34	7/1/2028
Total Options Outstanding at December 31, 2023	25,753

Jeffrey R. Tarr (2)	11,507	32.08	4/1/2024
	5,753	38.71	7/1/2024
	5,000	27.28	7/1/2025
	5,000	24.49	7/1/2026
	5,000	19.61	7/1/2027
	5,000	17.34	7/1/2028
Total Options Outstanding at December 31, 2023	37,260

William D. Wade	5,753	38.71	7/1/2024
	5,000	27.28	7/1/2025
	5,000	24.49	7/1/2026
	5,000	19.61	7/1/2027
	5,000	17.34	7/1/2028
Total Options Outstanding at December 31, 2023	25,753

(1)	In connection with the BSS Transaction, we adjusted options to acquire Class A Shares that were unexercised and outstanding on September 10, 2019, which resulted in an increase in the number of shares subject to such options and a reduction in the exercise price of such options.
(2)	Each of Pradman P. Kaul, C. Michael Schroeder, and Jeffrey R. Tarr resigned as members of the Board of Directors effective as of the closing of the Merger on December 31, 2023. Consequently, their outstanding vested options will expire during 2024 if not exercised.

CORPORATE GOVERNANCE

Board of Directors Information

Our Board of Directors held eight meetings in 2023 and took action by unanimous written consent three times during 2023. During 2023, six of our eight directors attended 100% of the total number of meetings of the Board held during the period in which such person was a director and from which such person was not recused. One director missed three Board meetings and one director missed a single Board meeting. None of the current nominees for election as director missed any meetings. All Board members who served on Board committees attended 100% of the meetings held by such committees. In addition, our independent directors held four executive sessions in 2023.

Directors are elected annually and serve until their successors are duly elected and qualified or their earlier resignation or removal.

Charles W. Ergen, our Chairman, and certain entities established for the benefit of his family beneficially own equity securities representing approximately 91.4% of the total voting power of all classes of our outstanding shares as of the Record Date, and through such beneficial ownership Mr. Ergen and such entities have the ability to elect a majority of our directors and to control all other matters requiring the approval of our shareholders. See “Equity Security Ownership and Related Matters” below. We are a “controlled company” within the meaning of Nasdaq rules. Therefore, we are not subject to the Nasdaq listing requirements that would otherwise require us to have: (i) a Board of Directors composed of a majority of independent directors; (ii) a nominating committee composed solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; (iv) a compensation committee charter that provides the compensation committee with the authority and funding to retain compensation consultants and other advisors; and/or (v) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

Committee Information

The Board has created an Executive Compensation Committee of the Board of Directors (the “Compensation Committee”), an Audit Committee of the Board of Directors (the “Audit Committee”), and a Nominating and Governance Committee of the Board of Directors (the “Nominating and Governance Committee”). The Compensation, Audit and Nominating and Governance Committees are composed entirely of independent directors under applicable rules. The function and authority of each of the committees of our Board of Directors is described below. The charters of our Compensation, Audit, and Nominating and Governance Committees are available on our website at http://ir.echostar.com/corporate-governance.

Executive Compensation Committee. The Compensation Committee operates under a charter adopted by the Board. The principal functions of the Compensation Committee are, to the extent the Board deems necessary or appropriate, to: (i) make and approve all option grants and other issuances of EchoStar’s equity securities to EchoStar’s executive officers and Board members other than non-employee directors; (ii) approve all other option grants and issuances of EchoStar’s equity securities, and recommend that the full Board make and approve such grants and issuances; (iii) establish in writing all performance goals for performance-based compensation, which together with other compensation to senior executive officers could exceed $1 million annually, other than standard stock incentive plan options that may be paid to EchoStar’s executive officers, and certify the achievement of such goals prior to payment; and (iv) set the compensation of our Chairman, Mr. Ergen.

The Compensation Committee held seven meetings and took action by unanimous written consent three times during 2023. The current members of the Compensation Committee are Ms. Abernathy, Mr. Brokaw, Mr. Dodge, and Ms. Hershman, with Ms. Abernathy currently serving as Chair. The Board has determined that each member of the Compensation Committee meets applicable independence requirements. A report of the Compensation Committee is set forth below on page 45 of this Proxy Statement.

Audit Committee. Our Board has established a standing Audit Committee in accordance with Nasdaq rules and Section 10A of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and related SEC rules and regulations. The Audit Committee operates under a charter adopted by the Board. The principal functions of the Audit Committee are to: (i) select the independent registered public accounting firm and set their compensation; (ii) select the internal auditor and approve his or her compensation; (iii) review and approve management’s plan for engaging our independent registered public accounting firm during the year to perform non-audit services and consider what effect these services will have on the independence of our independent registered public accounting firm; (iv) review our annual financial statements and various other financial reports that require approval by the Board; (v) oversee the integrity of our financial statements, our systems of disclosure and internal controls, and our compliance with legal and regulatory requirements; (vi) review and approve the scope of our independent registered public accounting firm’s audit plans and the results of their audits; (vii) evaluate the performance of our internal audit function and the independent registered public accounting firm; and (viii) review risk assessment and risk management policies and review contingent liabilities and risks that may be material to the Company.

The Audit Committee held six meetings and did not take action by unanimous written consent during 2023. The current members of the Audit Committee are Mr. Brokaw, Ms. Hershman, Mr. Ortolf, and Mr. Wade, with Mr. Brokaw currently serving as Chair. The Board has determined that each member of our Audit Committee meets applicable independence requirements. The Board has also determined that each member of our Audit Committee is financially literate and has designated Mr. Brokaw as our “audit committee financial expert” as defined by applicable SEC rules and regulations. A report of the Audit Committee is set forth below on page 59 of this Proxy Statement.

Nominating and Governance Committee. The Nominating and Governance Committee operates under a charter adopted by the Board. The principal function of the Nominating and Governance Committee is to identify, review, and recommend independent director nominees for selection by the Board, to consider all director nominees in light of the entirety of their credentials, and to oversee EchoStar’s corporate governance. The Nominating and Governance Committee held five meetings and did not take action by unanimous written consent during 2023. The current members of the Nominating and Governance Committee are Mr. Dodge, Ms. Abernathy, Mr. Ortolf, and Mr. Wade, with Mr. Dodge currently serving as Chair. The Board has determined that each member of the Nominating and Governance Committee meets applicable independence requirements.

Board Criteria and Board Selection Process

The Nominating and Governance Committee considers candidates suggested by its members, other directors, senior management, shareholders, and others, as appropriate. No search firms or other advisors were retained to identify prospective director nominees during the past fiscal year. In considering whether to recommend prospective director nominees for selection by the Board, the Nominating and Governance Committee considers the entirety of the prospective nominees’ credentials, including, but not limited to, the following factors: (i) their reputation and character; (ii) their ability and willingness to devote sufficient time to Board duties; (iii) their educational background; (iv) their business and professional achievements, experience, and industry background; (v) as applicable, their independence from management under applicable listing standards and the Corporation’s governance guidelines; and (vi) the needs of the Board and the Corporation. We do not have a formal policy as it relates to diversity with respect to director nominations; however, our practice is to seek diversity in experience, knowledge, viewpoints, and abilities on the Board, recognizing that our business and operations are diverse and global in nature. The Nominating and Governance Committee does not assign specific weight to any particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Corporation believes, however, that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. The Nominating and Governance Committee and Board recognize the importance of diversity in director nominees with respect to professional experience, areas of expertise, background, viewpoints, skills, race, gender, and national origin and generally consider such factors when identifying and evaluating director nominees and candidates. The Nominating and Governance Committee recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of experience, knowledge and abilities required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations.

The Nominating and Governance Committee has not adopted a written policy with respect to the consideration of candidates proposed by shareholders or others or with respect to nominating anyone to our Board other than independent directors. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Secretary or any member of the Nominating and Governance Committee in writing, in accordance with the process described in “Shareholder Communications” below, with whatever supporting material the shareholder considers appropriate. The Nominating and Governance Committee will consider whether to nominate any person nominated by a shareholder pursuant to and in accordance with the provisions of the Corporation’s bylaws relating to shareholder nominations.

Board Diversity

Board Diversity Matrix (as of March 20, 2024)
Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	8	-	-
Part II: Demographic Background
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	3	8	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	-

Board Leadership Structure

The Board currently separates the role of Chairman of the Board from the role of Chief Executive Officer, with Mr. Charles W. Ergen serving as Chairman and Mr. Hamid Akhavan serving as President and Chief Executive Officer of the Corporation. Mr. Akhavan is responsible for the day-to-day management of the Corporation and plays a significant role in the formulation and advancement of corporate strategy, and Mr. Ergen provides overall and strategic leadership to the Board. Among other things, separation of these roles allows our Chief Executive Officer and other members of senior management to focus on our day-to-day business, while at the same time the Board is able to take advantage of the unique blend of leadership, experience, and knowledge of our industry and business that Mr. Ergen brings to the role of Chairman in providing guidance to, and oversight of, management.

We believe this leadership structure is appropriate for the Corporation and in the best interest of our shareholders because, among other reasons, it allows us to efficiently develop and implement corporate strategy that is consistent with the Board’s oversight role, while facilitating strong day-to-day executive leadership.

Code of Ethics

We have a code of ethics for financial reporting that sets forth our commitment to ethical business conduct and accurate and timely disclosure practices. Our code of ethics applies to our directors, officers and employees, including our Chief Executive Officer and Principal Financial Officer. Our code of ethics is available on the Corporate Governance page of our website at http://ir.echostar.com/corporate-governance and in print form from us without charge upon request by writing to Investor Relations at EchoStar Corporation, 9601 South Meridian Boulevard, Englewood, Colorado 80112.

The Board’s Role in Risk Oversight

The Board has ultimate responsibility for oversight of the Corporation’s risk management processes. The Board discharges this oversight responsibility itself or by using its committees through regular reports received from, and discussions with, senior management on areas of material risk exposure to the Corporation. These reports and Board or committee discussions include, among other things, operational, financial, legal, regulatory, physical, strategic, cybersecurity, and human capital risks. Additionally, the Corporation’s risk management processes are intended to identify, manage, and control risks so that they are appropriate considering the Corporation’s scope, operations and business objectives. The Board (or appropriate committee in the case of risks in areas for which responsibility has been delegated to or is handled by a particular committee) engages with the appropriate members of senior management to enable its members to understand and provide input to, and oversight of, our risk identification, risk management, and risk mitigation strategies. The Audit Committee meets regularly in executive session without management present to, among other things, discuss the Corporation’s risk management culture and processes. As part of its charter, our Audit Committee is responsible for discussing the Corporation’s policies with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Corporation. When a committee receives a report from a member of management regarding areas of risk, the chair of the relevant committee is expected to report on the discussion to the Board to the extent necessary or appropriate. This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility. The Board and the Audit Committee also have authority to engage external advisors as necessary. A discussion of our risk assessment of compensation programs and practices is described in “Risk Assessment” in the Compensation Discussion and Analysis section on page 44 of this Proxy Statement.

The Board’s Role in Cybersecurity Risk Oversight

Cybersecurity risk management is an important focus of our Board. As part of its oversight of risk management, the Board is briefed at each of its regular quarterly meetings by the Corporation’s chief information security officer and other members of management and has met with third-party experts regarding cybersecurity and other security risks. With oversight from our Board, management regularly reviews and revises our relevant policies and procedures, invests in and maintains internal resources, personnel and systems and reviews, modifies and supplements our defenses through the use of various services, programs and outside vendors, among other things. We also maintain agreements with certain third-party vendors and experts to assist in our remediation and mitigation efforts if we experience or identify a material incident or threat.

Other Information about Our Board of Directors

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed solely of directors who meet the applicable independence and non-employee director requirements of NASDAQ and SEC rules and regulations. The current Compensation Committee members are Kathleen Q. Abernathy, George R. Brokaw, R. Stanton Dodge, and Lisa W. Hershman. None of these individuals were an officer or employee of EchoStar or our subsidiaries at any time during the 2023 fiscal year. During the 2023 fiscal year, no executive officer of EchoStar served on: (i) the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; (ii) the board of directors of another entity, one of whose executive officers served on our Compensation Committee; or (iii) the compensation committee of another entity, one of whose executive officers served on our Board of Directors.

Annual Meeting Attendance

Although we do not have a policy with regard to Board members’ attendance at our annual meetings of shareholders, all of our directors are encouraged to attend such meetings. Seven of our eight directors attended our 2023 Annual Meeting of Shareholders held on April 27, 2023.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

The table and information below set forth the name, age and position with the Corporation of each of our executive officers who are not also director nominees, the period during which each such executive officer has served as such, and each such executive officer’s business experience during at least the past five years. Information concerning Charles W. Ergen, Chairman; and Hamid Akhavan, President and Chief Executive Officer of the Corporation, is set forth above under “Proposal 1 — Election of Directors.”

Name	Age	Position
Paul Gaske	70	Chief Operating Officer, Hughes
Dean A. Manson	57	Chief Legal Officer and Secretary
Paul W. Orban	55	Executive Vice President and Chief Financial Officer, DISH
Gary Schanman	53	Executive Vice President and Group President, Video Services
John W. Swieringa	46	President, Technology and Chief Operating Officer

A substantial majority of the voting power of the shares of EchoStar is owned beneficially by Charles W. Ergen, our Chairman, and by certain entities established for the benefit of his family. Certain of our executive officers are or have previously been employed by DISH and its subsidiaries.

Paul Gaske. Mr. Gaske was named our Chief Operating Officer in January 2023 and became our Chief Operating Officer, Hughes, in December 2023 effective with the Merger. He has served as the Executive Vice President and General Manager of the North American Division of Hughes Network Systems, LLC since 1999 and was responsible for the Hughesnet consumer broadband business and the Enterprise and Defense business units for North America. Mr. Gaske also oversees our manufacturing business. Mr. Gaske joined Hughes in 1977 and has held a variety of engineering, marketing, and business management positions throughout his career.

Dean A. Manson. Mr. Manson has served as Chief Legal Officer and Secretary of EchoStar since November 2011. He is responsible for all legal affairs of the Corporation and its subsidiaries. Prior to assuming responsibility for the combined EchoStar/DISH legal department upon closing of the Merger, Mr. Manson had also been responsible for the company’s government affairs, information security and internal audit functions. Mr. Manson joined our subsidiary Hughes Network Systems, LLC in 2000 and was appointed its General Counsel in 2004. Prior to joining Hughes, Mr. Manson was with the law firm of Milbank, Tweed, Hadley & McCloy LLP, where he focused on international project finance and corporate transactions.

Paul W. Orban. Mr. Orban has served as Executive Vice President and Chief Financial Officer of DISH, a subsidiary of the Company, since July 2019 and was responsible for all aspects of DISH’s finance, accounting, tax, treasury and internal audit departments. Specifically, these responsibilities include: budgeting, forecasting, financial analysis, capital planning, financial oversight, external financial reporting, technical accounting policy, income tax accounting and internal controls. Mr. Orban served as Senior Vice President and Chief Accounting Officer of DISH from December 2015 to July 2019 and was responsible for all aspects of accounting department including external financial reporting, technical accounting policy, income tax accounting and internal controls for DISH. Mr. Orban served as Senior Vice President and Corporate Controller for DISH from September 2003 to September 2006. He also served as the Company’s Senior Vice President and Corporate Controller from 2008 to 2012 pursuant to a management services agreement between DISH and the Company. Since joining DISH in 1996 and prior to being named to the above-described positions, Mr. Orban has held various positions of increasing responsibility in DISH's accounting department. Prior to DISH, Mr. Orban was an auditor with Arthur Andersen LLP.

Gary Schanman. Mr. Schanman has served as Executive Vice President and Group President, Video Services, of DISH, a subsidiary of the Company, since July 2023 and was responsible for overseeing the DISH TV and Sling TV businesses focused on market share and growth, customer acquisition, engagement and retention. Mr. Schanman managed all aspects of the video ecosystem, including Product, Media Sales, Marketing and Programming. Mr. Schanman previously served as Executive Vice President and Group President, Sling TV for DISH from April 2022 to July 2023. With more than 20 years of experience in the media and telecommunications industry, Mr. Schanman has built and managed multiple innovative advertising and subscription-based video, broadband services and products for numerous firms including as Senior Vice President of Spectrum Video Products at Charter Communications, and in numerous Senior Vice President roles across Video, Broadband and Media Sales at Cablevision (now Altice USA). Before joining DISH, Mr. Schanman served as the founder and President of GB Monday and oversaw the strategy, design, development and operations of channels and streaming applications while also acting as Chief Product and Technology Officer for Common Sense Networks and its streaming service, Sensical. Mr. Schanman’s career began at Young & Rubicam as an account coordinator. Mr. Schanman earned his Masters of Business Administration from the University of Michigan and his Bachelor of Finance and Advertising from Syracuse University, where he currently sits on the Newhouse School Advisory Board.

John W. Swieringa. Mr. Swieringa has served as our President of Technology and Chief Operating Officer since December 2023. Mr. Swieringa served as the President of Technology and Chief Operating Officer of DISH since August 2023. Mr. Swieringa previously served as President and Chief Operating Officer of DISH’s Wireless business segment between January 2022 and August 2023, and was responsible for all operational aspects of DISH’s Wireless business segment. Mr. Swieringa previously served as Executive Vice President and Chief Operating Officer of DISH since December 2017 and as Group President, Retail Wireless since July 2020 and has had responsibility for all aspects of DISH’s Retail Wireless business unit. Mr. Swieringa previously served as Executive Vice President, Operations from December 2015 to December 2017, as Senior Vice President and Chief Information Officer from March 2014 to December 2015 and as Vice President of Information Technology Customer Applications from March 2010 to March 2014. Mr. Swieringa joined DISH in December 2007 serving in its finance department.

INFORMATION REGARDING CHIEF EXECUTIVE OFFICER PAY RATIO

The pay ratio rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations (the “Pay Ratio Rules”) require us to provide the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our Chief Executive Officer, Mr. Akhavan.

For 2023, our last completed fiscal year, the median of the annual total compensation of our employees (other than our Chief Executive Officer) was $111,014; and the annual total compensation of our Chief Executive Officer was $7,190,962 (See “Summary Compensation Table” below). Note, however, that Mr. Akhavan received an option award in connection with the closing of the Merger on December 31, 2023 and his assumption of Chief Executive Officer responsibilities for the larger merged entity. This award, valued at $5,312,980, is not representative of the ongoing option awards Mr. Akhavan will receive; therefore, we also calculated his annual total compensation as $1,877,982 without this option award. Accordingly, the ratio of the annual total compensation of Mr. Akhavan, our Chief Executive Officer, to the median annual total compensation of our employees was 65 to 1 for 2023, while the ratio of the Chief Executive Officer's annual total compensation without the special option grant described above to the median annual total compensation of our employees was 17 to 1 for 2023.

This pay ratio is a reasonable estimate calculated in a manner consistent with the Pay Ratio Rules based on our payroll and employment records and the methodology described below. The Pay Ratio Rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Under the Pay Ratio Rules, we were required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose gross pay as our CACM as that measure closely approximates the annual total direct compensation of our employees. We excluded equity exercises, allowances (wireless, relocation), and reimbursements (expense, tuition), however. We identified our median employee using this metric as of December 31, 2023. Specifically, we determined that our “median employee” was a full-time, salaried employee located in the United States. That employee had wages as reflected in our payroll records for the 12-month period ending December 31, 2023 in the amount of $109,481. As permitted by the Pay Ratio Rules, our payroll records do not include certain elements of compensation. We identified and calculated the elements of such employee’s compensation for 2023 in accordance with the requirements of the Pay Ratio Rules. See “Summary Compensation Table” below for the annual total compensation of our Chief Executive Officer. For foreign currencies, we converted to U.S. dollars using the average exchange rate for 2023.

As of December 31, 2023, our total employee population consisted of 2,485 individuals, with 766 of our employees being located in foreign countries. Approximately 69% of our employees were located in the United States, 14% were located in Brazil, 8% were located in India, 5% were located in Europe (primarily in the United Kingdom and Germany), and 4% were located in various other countries worldwide. As permitted by the Pay Ratio Rules, we excluded the following employees located in foreign countries: 10 employees in Chile, 24 employees in Colombia, 1 employee in Ecuador, 5 employees in Indonesia, 9 employees in Italy, 27 employees in Mexico, 14 employees in Peru, 1 employee in Russia, 1 employee in Saudi Arabia and 4 employees in the United Arab Emirates. As permitted by the Pay Ratio Rules, we also excluded employees in joint ventures that were not treated as consolidated subsidiaries for accounting purposes. After taking into consideration these adjustments, our adjusted employee population consisted of 2,389 individuals as of December 31, 2023. As permitted by the Pay Ratio Rules, we have excluded the employees of DISH and its subsidiaries, which we acquired on December 31, 2023. DISH had 13,126 employees at December 31, 2023.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of EchoStar used the pay ratio measure in making compensation decisions.

PAY VERSUS PERFORMANCE

The following table provides information required by Item 402(v) of Regulation S-K. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

							Value of Initial Fixed $100 Investment Based on(4)
Year	Summary Compensation Table Total for CEO Dugan(1)	Summary Compensation Table Total for CEO Akhavan(1)	Compensation Actually Paid to CEO Dugan(1)(2)	Compensation Actually Paid to CEO Akhavan(1)(2)	Average Summary Compensation Table Total for non-CEO Named Executive Officers(2)(3)	Average Compensation Actually Paid to non- CEO Named Executive Officers(2)(3)	Total Shareholder Return	Peer Group Total Shareholder Return(5)	Net Income (in Millions)	Company- Selected Measure - Revenue(6) (in Millions)
2023	$—	$7,190,962	$—	$7,231,443	$1,030,992	$1,091,461	$38.26	$43.77	$(496.1)	$1,755.6
2022	$635,518	$15,228,135	$507,438	$11,295,035	$1,814,059	$1,182,949	$38.51	$50.39	$166.5	$1,998.1
2021	$1,775,101	$—	$1,978,621	$—	$1,458,856	$1,675,670	$60.84	$68.58	$62.7	$1,985.7
2020	$1,877,524	$—	$1,349,444	$—	$1,329,786	$686,244	$48.93	$63.15	$(51.9)	$1,887.9

(1)	For 2023, our Chief Executive Officer was Mr. Akhavan. During 2022, our Chief Executive Officers were Mr. Dugan (until March 31, 2022) and Mr. Akhavan (beginning March 31, 2022). For 2021 and 2020, our Chief Executive Officer was Mr. Dugan.
(2)	Compensation “actually paid” is calculated in accordance with Item 402(v) of Regulation S-K. The tables below set forth the adjustments made during each year presented in the table above to arrive at compensation “actually paid” to our NEOs during each of the years in question.
(3)	During 2023, our non-CEO NEOs consisted of Messrs. Gaske, Manson, Morris, and Ramaswamy. During 2022, 2021, and 2020, our non-CEO NEOs consisted of Messrs. Johnson, Kaul, Manson, and Rayner.
(4)	Assumes $100 invested in our Class A common stock on December 31, 2019, and reinvestment of all dividends.
(5)	The peer group used by the Company during 2023 and 2022 consists of Gilat Satellite Networks Ltd., ViaSat, Inc., SES S.A., and Eutelsat Communications S.A. The peer group used by the Company in 2021 and 2020 consisted of those companies, plus Intelsat S.A. Intelsat S.A. was removed from the peer group because it emerged from U.S. bankruptcy proceedings in February 2022 as a private company. Using the 2021 and 2020 peer group, total shareholder return would have been $62.81 in 2020, $68.21 in 2021, and $50.11 in 2022. As noted, no comparison can be made for 2023 because of the unavailability of data for Intelsat S.A.
(6)	The Company-Selected Measure for 2023 and comparison years was Revenue, which is defined as Company total revenue.

Adjustments to Determine Compensation	CEO Akhavan		CEO Dugan
"Actually Paid" for CEOs	2023	2022	2022	2021	2020
Deduction for aggregate change in the actuarial present values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table
Increase for “Service Cost” for pension plans
Increase for “Prior Service Cost” for pension plans
Equity Awards
Deduction for amounts reported under the "Stock Awards" column in the Summary Compensation Table		$(7,563,000)
Deduction for amounts reported under the "Option Awards" column in the Summary Compensation Table	$(5,312,278)	$(6,134,800)
Increase for fair value of awards granted during year that remain outstanding as of covered year end (RSU)		$5,004,000
Increase for fair value of awards granted during year that remain outstanding as of covered year end (Options)	$5,451,225	$4,760,700
Increase/deduction for change in fair value from prior year-end to covered year-end of awards granted prior to covered year that were outstanding and unvested as of year-end	$112,818		$(83,360)	$161,100	$(434,400)
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to covered year that vested during covered year	$622,716		$(44,720)	$42,420	$(93,680)
Deduction of fair value of awards granted prior to covered year that were forfeited during covered year	$(834,000)
Increase based upon incremental fair value of awards modified during year
Increase based on dividends or other earnings paid during covered year, prior to vesting date of award
Total Adjustments	$40,481	$(3,933,100)	$(128,080)	$203,520	$(528,080)

Adjustments to Determine Compensation "Actually Paid" for Non-CEO NEOs	2023	2022	2021	2020
Deduction for aggregate change in the actuarial present values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table
Increase for “Service Cost” for pension plans
Increase for “Prior Service Cost” for pension plans
Equity Awards
Deduction for amounts reported under the "Stock Awards" column in the Summary Compensation Table
Deduction for amounts reported under the "Option Awards" column in the Summary Compensation Table		$(869,344)
Increase for fair value of awards granted during year that remain outstanding as of covered year end		$467,569
Increase for fair value of awards granted during year that vested during covered year
Increase/deduction for change in fair value from prior year-end to covered year-end of awards granted prior to covered year that were outstanding and unvested as of year-end	$47,383	$(62,520)	$161,100	$(484,392)
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to covered year that vested during covered year	$13,086	$(33,540)	$55,714	$(159,150)
Deduction of fair value of awards granted prior to covered year that were forfeited during covered year		$(133,275)
Increase based upon incremental fair value of awards modified during year
Increase based on dividends or other earnings paid during covered year, prior to vesting date of award
Total Adjustments	$60,469	$(631,110)	$216,814	$(643,542)

Relationship Between “Compensation Actually Paid” and Performance

The graphs below demonstrate the relationship between compensation “actually paid” to our CEOs and other NEOs and the performance measures shown in the Pay versus Performance table from 2020 to 2023, as well as a comparison of total shareholder return for our Company and our peer group over the same period. We believe these graphs reflect the relationship between compensation actually paid to the NEOs and the Company’s performance in 2023, 2021, and 2020. In 2022, we hired a new CEO, Mr. Akhavan, and provided compensation to him as agreed upon in his offer letter, which was replaced by a new letter agreement in connection with the Merger, taking into account the factors described in “Executive Compensation and Other Information - Compensation Discussion and Analysis – 2023 Executive Compensation.” Mr. Dugan retired as CEO in 2022, became a strategic advisor to the Company, and was paid for these services at a reduced salary during 2022.

Comparison of 4 Year Cumulative Total Return
Assumes Initial Investment of $100
120.00
100.00
80.00
60.00
40.00
20.00
-
100.00
100.00
63.15
48.93
68.58
60.84
50.39
38.51
43.77
38.26
12/31/2019
12/31/2020
12/31/2021
12/31/2022
12/31/2023
EchoStar Corp.
Peer Group Index

Tabular List of Most Important Financial Performance Measures

The following is a list of what we believe are the most important financial performance measures used to link NEO compensation to Company performance. For more information, see “Executive Compensation – Compensation Discussion and Analysis.”

Performance Measure	Explanation

Revenue	Company total revenue

North America Consumer Creation Multiple	Metric that measures and incentivizes economic efficiency associated with subscriber acquisition and monthly service profit margins

Operating Free Cash Flow (OFCF)	Core EBITDA less capital expenditures

EQUITY SECURITY OWNERSHIP AND RELATED MATTERS

Equity Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, to the best of our knowledge, the beneficial ownership of our voting securities as of the close of business on the Record Date by: (i) each person known by us to be the beneficial owner of more than five percent of any class of our voting securities; (ii) each of our current directors; (iii) our Chief Executive Officer and principal financial officer, and the next four most highly compensated executive officers in 2023 (collectively, the “Named Executive Officers” or “NEOs”); and (iv) all of our current directors and executive officers as a group. Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person’s name.

Name(1)	Amount and Nature of Beneficial Ownership	Percentage of Class(2)	Total Voting Power(3)
Class A Common Stock:
(i) beneficial owners of more than 5%:
BlackRock, Inc.(4)	14,389,259	10.3%	1.0%
The Vanguard Group(5)	13,706,334	9.8%	*
Dodge & Cox(6)	13,644,471	9.7%	*
(ii) current directors:
Kathleen Q. Abernathy(7)	10,086	*	*
Hamid Akhavan(7) (also a NEO)	811,296	*	*
George R. Brokaw(7)	8,770	*	*
Stephen J. Bye(7)	4,327	*	*
James DeFranco(7)	4,581,567	3.3%	*
R. Stanton Dodge(7)	47,546	*	*
Cantey M. Ergen(8)	145,848,331	53.7%	91.4%
Charles W. Ergen(9)	147,338,793	54.0%	91.4%
Lisa W. Hershman(7)	20,000	*	*
Tom A. Ortolf(7)	46,428	*	*
William D. Wade(7)	26,330	*	*
(iii) NEOs:
Paul Gaske(7)	99,995	*	*
Dean A. Manson(7)	197,394	*	*
Adrian Morris(7)	106,957	*	*
Paul W. Orban(7)	58,896	*	*
Ramesh Ramaswamy(7)	43,688	*	*
(iv) Current directors and executive officers as a group (16 persons)(10):	153,366,309	55.9%	90.9%

Class B Common Stock:
(i) beneficial owners of more than 5%:
Cantey M. Ergen(8)	131,348,468	100.0%	91.4%
Charles W. Ergen(9)	131,348,468	100.0%	91.4%
(iv) Current directors and executive officers as a group (16 persons)(11):	131,348,468	100.0%	91.4%

*Less than 1%.

(1)	Except as otherwise noted below, the address of each such person is 9601 South Meridian Boulevard, Englewood, Colorado 80112. As of the close of business on the Record Date, there were 140,170,052 Class A Shares outstanding and 131,348,468 Class B Shares outstanding. Class B Shares are convertible into Class A Shares on a one-for-one basis at any time.

(2)	Describes the ownership percentage of each class of shares beneficially owned by each beneficial owner. For the Class A Shares, the calculation assumes the conversion only of the Class B Shares beneficially owned by the applicable beneficial owner into Class A Shares and gives effect to the exercise of options and vesting of restricted stock units, if any, held by the applicable beneficial owner that are either currently exercisable or vested as of, or may become exercisable or may vest within 60 days after, the Record Date.

(3)	Describes the total voting power of each beneficial owner taking into account all classes of shares beneficially owned by the applicable beneficial owner. The calculation assumes no conversion of any Class B Shares owned by any beneficial owner and gives effect to the exercise of options and vesting of restricted stock units, if any, held by the applicable beneficial owner that are either currently exercisable or vested as of, or may become exercisable or vest within 60 days after, the Record Date. Each Class B Share is entitled to ten votes per share.

(4)	The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001. Of the Class A Shares beneficially owned by BlackRock, it has sole voting power as to 12,831,048 Class A Shares and sole dispositive power as to 14,389,259 Class A Shares. The foregoing information is based solely upon the Schedule 13G/A filed by BlackRock with the SEC on February 6, 2024 and the Schedule 13G/A filed by BlackRock with the SEC on January 24, 2024 for its ownership of EchoStar and DISH at December 31, 2023, respectively. The total beneficial ownership of BlackRock assumes each outstanding share of DISH Class A Common Stock was converted into the right to receive a number of EchoStar Class A Common Stock equal to the Merger exchange ratio of 0.350877.

(5)	The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Of the Class A Shares beneficially owned by The Vanguard Group, it has shared voting power as to 79,815 Class A Shares, sole dispositive power as to 13,596,363 Class A Shares and shared dispositive power as to 203,543 Class A Shares. The foregoing information is based solely upon the Schedule 13G/A filed by The Vanguard Group with the SEC on January 10, 2024 and the Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024 for its ownership of EchoStar and DISH at December 31, 2023, respectively. The total beneficial ownership of The Vanguard Group assumes each outstanding share of DISH Class A Common Stock was converted into the right to receive a number of EchoStar Class A Common Stock equal to the Merger exchange ratio of 0.350877.

(6)	The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California 94104. Of the Class A Shares beneficially owned, Dodge & Cox has sole voting power as to 12,876,856 Class A Shares and sole dispositive power as to 13,644,471 Class A Shares. The foregoing information is based solely upon a Schedule 13G filed by Dodge & Cox with the SEC on February 13, 2024 for its ownership of DISH at December 31, 2023. The total beneficial ownership of Dodge & Cox assumes each outstanding share of DISH Class A Common Stock was converted into the right to receive a number of EchoStar Class A Common Stock equal to the Merger exchange ratio of 0.350877.

(7)	Includes (i) Class A Shares held directly, (ii) Class A Shares held in the 401(k) Plan, and (iii) Class A Shares subject to employee stock options or non-employee stock options, as applicable, that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date, in the amounts and for the beneficial owners listed below:

Name	Shares Held Directly	Shares Held in the EchoStar 401(k) Plan* or DISH 401(k) Plan**		Shares Subject to Stock Options Exercisable Within 60 Days
Kathleen Q. Abernathy	—	—		10,086
Hamid Akhavan	227,724	240	*	583,332
George R. Brokaw	1,754	—		7,016
Stephen J. Bye	652	167	**	3,508
James DeFranco	4,504,364	49,833	**	27,370
R. Stanton Dodge	21,365	428	**	25,753
Paul Gaske	1,444	666	*	97,885
Lisa W. Hershman	—	—		20,000
Dean A. Manson	7,332	1,019	*	189,043
Adrian Morris	—	1,421	*	105,536
Paul W. Orban	3,178	656	**	55,062
Tom A. Ortolf	39,412	—		7,016
Ramesh Ramaswamy	4,707	1,474	*	37,507
William D. Wade	577	—		25,753

(8)	Mrs. Ergen’s beneficial ownership includes: (i) 213 Class A Shares beneficially owned directly by Mrs. Ergen; (ii) 1,189 Class A Shares beneficially owned indirectly by Mrs. Ergen in DISH's 401(k) Employee Savings Plan (the “DISH 401(k) Plan”); (iii) 7,016 Class A Shares subject to employee stock options that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date; (iv) 3,693,428 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year March 2022 SATS GRAT dated March 31, 2022 (the “2022 March GRAT”); (v) 2,687,900 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year June 2022 SATS GRAT dated June 23, 2022 (the “2022 June GRAT”); (vi) 5,181,574 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year December 2022 SATS GRAT dated December 21, 2022 (the “2022 December GRAT”); (vii) 9,122,802 Class A Shares and 9,824,556 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year May 2023 DISH GRAT dated May 12, 2023 (the “2023 May GRAT”); (viii) 14,500,000 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year June 2023 SATS GRAT dated June 23, 2023 (the “2023 June SATS GRAT”); (ix) 31,403,491 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year June 2023 DISH GRAT dated June 23, 2023 (the “2023 June DISH GRAT”); (x) 28,799,989 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year December 2023 SATS GRAT dated December 22, 2023 (the “2023 December GRAT”); (xi) 2,230,258 Class A Shares beneficially owned directly by Mrs. Ergen’s spouse, Mr. Ergen; (xii) 11,280 Class A Shares beneficially owned indirectly by Mr. Ergen in the 401(k) Plan; (xiii) 9,966 Class A Shares beneficially owned by one of Mrs. Ergen’s children; (xiv) 766,443 shares of Class A Shares beneficially owned by a charitable foundation for which Mrs. Ergen is an officer and for which Mrs. Ergen shares voting power and dispositive power with Mr. Ergen; (xv) 2,350,696 Class A Shares and 35,190,866 Class A Shares issuable upon conversion of Class B Shares held by Telluray Holdings, LLC (“Telluray Holdings”) for which Mrs. Ergen has sole voting power as a manager of Telluray Holdings and for which Mr. Ergen and Mrs. Ergen share dispositive power as the managers of Telluray Holdings; and (xvi) 66,664 Class A Shares issuable upon conversion of the Class B Shares beneficially owned directly by Mr. Ergen. Mrs. Ergen’s beneficial ownership of Class A Shares excludes 239,519 Class A Shares held by certain trusts established by Mr. Ergen for the benefit of his family. Because each Class B Share is convertible on a one-for-one basis into a Class A Share, assuming conversion of all outstanding Class B Shares into Class A Shares and giving effect to the exercise of options held by Mrs. Ergen that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date, the percentage of Class A Shares that Mrs. Ergen may be deemed to beneficially own would be approximately 53.7%. Mrs. Ergen exercises voting power with respect to Telluray Holdings and each of the 2022 March GRAT, the 2022 June GRAT, the 2022 December GRAT, the 2023 May GRAT, the 2023 June SATS GRAT, the 2023 June DISH GRAT, and the 2023 December GRAT independently and, with respect to the 2022 March GRAT, the 2022 June GRAT, the 2022 December GRAT, the 2023 May GRAT, the 2023 June SATS GRAT, the 2023 June DISH GRAT, and the December 2023 GRAT, in accordance with her fiduciary responsibilities to the beneficiaries of such trusts. Mrs. Ergen exercises dispositive power with respect to each of the 2022 March GRAT, the 2022 June GRAT, the 2022 December GRAT, the 2023 May GRAT, the 2023 June SATS GRAT, the 2023 June DISH GRAT, and the 2023 December GRAT independently and in accordance with her fiduciary responsibilities to the beneficiaries of such trusts. Pursuant to the Amended Support Agreement (which was signed in connection with the Merger), Mrs. Ergen and the other Ergen shareholders have agreed not to vote, or cause or direct to be voted, the Class A Shares owned by them, other than with respect to any matter presented to the holders of our Class A Shares on which holders of our Class B Shares are not entitled to vote, for three years following the closing of the Merger. As a result, the Ergen shareholders' effective total voting power in such circumstances as of the Record Date is approximately 90.4%.

(9)	Mr. Ergen’s beneficial ownership includes: (i) 2,230,258 Class A Shares beneficially owned directly by Mr. Ergen; (ii) 11,280 Class A Shares beneficially owned indirectly by Mr. Ergen in the DISH 401(k) Plan; (iii) 1,497,478 Class A Shares subject to employee stock options that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date; (iv) 66,664 Class A Shares issuable upon conversion of the Class B Shares beneficially owned directly by Mr. Ergen; (v) 213 Class A Shares beneficially owned directly by Mr. Ergen’s spouse, Cantey M. Ergen; (vi) 1,189 Class A Shares beneficially owned indirectly by Mrs. Ergen in the 401(k) Plan; (vii) 9,966 Class A Shares beneficially owned by one of Mr. Ergen’s children; (viii) 766,443 Class A Shares beneficially owned by a charitable foundation for which Mr. Ergen is an officer and for which he shares voting and dispositive power with Mrs. Ergen; (ix) 3,693,428 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the 2022 March GRAT; (x) 2,687,900 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the 2022 June GRAT; (xi) 5,181,574 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the 2022 December GRAT; (xii) 9,122,802 Class A Shares and 9,824,556 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the 2023 May GRAT; (xiii) 14,500,000 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the 2023 June SATS GRAT; (xiv) 31,403,491 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the 2023 June DISH GRAT; (xv) 28,799,989 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the 2023 December GRAT; and (xvi) 2,350,696 Class A Shares and 35,190,866 Class A Shares issuable upon conversion of Class B Shares held by Telluray Holdings, for which Mrs. Ergen has sole voting power as a manager of Telluray Holdings and for which Mr. Ergen and Mrs. Ergen share dispositive power as the managers of Telluray Holdings. Mr. Ergen’s beneficial ownership of Class A Shares excludes 239,519 Class A Shares held by certain trusts established by Mr. Ergen for the benefit of his family. Because each Class B Share is convertible on a one-for-one basis into a Class A Share, assuming conversion of all outstanding Class B Shares into Class A Shares and giving effect to the exercise of options held by Mr. Ergen that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date, the percentage of Class A Shares that Mr. Ergen may be deemed to beneficially own would be approximately 54.0%. Pursuant to the Amended Support Agreement (which was signed in connection with the Merger), Mr. Ergen and the other Ergen shareholders have agreed not to vote, or cause or direct to be voted, the Class A Shares owned by them, other than with respect to any matter presented to the holders of our Class A Shares on which holders of our Class B Shares are not entitled to vote, for three years following the closing of the Merger. As a result, the Ergen shareholders' effective total voting power in such circumstances as of the Record Date is approximately 90.4%

(10)	Among others, includes: (i) 6,975,285 Class A Shares held directly; (ii) 66,198 Class A Shares held in the 401(k) Plan; (iii) 2,660,150 Class A Shares subject to employee and non-employee director stock options and restricted stock units that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date; and (iv) 766,443 Class A Shares held by a charitable foundation.

(11)	Comprises the 131,348,468 Class B Shares beneficially owned by Mr. Ergen and certain entities established for the benefit of his family.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our equity securities. We believe that during 2023, our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements. In making these statements, we have relied upon examination of copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and officers.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) addresses our compensation objectives and policies for our NEOs, our guiding principles and our decision-making process in determining NEO compensation, the elements of our NEO compensation, and the application of those objectives and policies to each element of compensation for our NEOs for fiscal year 2023.

Our NEOs in 2023 were: Messrs. Hamid Akhavan, our President and Chief Executive Officer, who also served as our Principal Financial Officer during 2023; Paul Gaske, our Chief Operating Officer, Hughes; Dean A. Manson, our Chief Legal Officer and Secretary; Adrian Morris, our Executive Vice President and Chief Technology Officer, Hughes; and Ramesh Ramaswamy, our Executive Vice President, Hughes International. None of our NEOs are currently party to an employment agreement with us other than Mr. Akhavan, who entered into an offer letter on February 27, 2022 in connection with his appointment as President and Chief Executive Officer, which was superseded and replaced by a letter agreement entered into on October 2, 2023 in connection with the Merger. Paul W. Orban, Executive Vice President and Chief Financial Officer, DISH, was designated as the principal financial officer of EchoStar as of 11:59 pm on December 31, 2023, the effective time of the Merger. Mr. Orban received no compensation from EchoStar in 2023 and is therefore not included in the following discussion.

Executive Summary

During 2023 our executive team, led by Mr. Akhavan, continued to guide EchoStar in its efforts to optimize operations and asset yields while preparing for and ultimately consummating the Merger on December 31, 2023. Our Company total revenue in 2023 was $1.76 billion and net income (loss) was $(496.1) million. We continued to focus on increasing revenue and net income by developing enterprise and government opportunities both domestically and internationally as well as on building business and consumer business opportunities. The Company also worked to improve its consumer creation multiple - a measure of its economic efficiency in subscriber acquisition and monthly service profit margins - and to increase its operating free cash flow. We worked on managing costs in line with our changing business segment and revenue mix. We also launched our EchoStar XXIV (Jupiter 3) satellite in July 2023 and rolled out new HughesNet high-speed satellite service plans in December 2023.

Overall Executive Compensation Program Objectives and Policies

Compensation Philosophy

We design our executive compensation programs with the goal of creating long-term shareholder value and ensuring EchoStar's long-term success. Such goals are dependent upon our ability to motivate and retain talented and experienced executives and our ability to tie executive compensation to business performance. Accordingly, we design executive compensation programs to attract and retain the best talent, reinforce stock ownership, and emphasize performance as a basis for compensation. Within this framework, our executive compensation program was guided by the following key principles in 2023:

●	attraction, retention, and motivation of executive officers by offering base salaries, incentive compensation, and employee benefits that are market-competitive and that facilitate hiring and retention of world-class talent;
●	recognition of management effectiveness and individual executive performance with annual review of performance for purposes of base salary increases and annual cash incentive awards;
●	recognition of the achievement of company-wide, business group, and individual performance goals with respect to cash incentive awards; and
●	creation of shareholder value by aligning the interests of management and shareholders through equity compensation whose value will be based upon the future performance of our common stock and through performance-based cash incentives.

Compensation Best Practices

For our NEOs, we strive to follow sound corporate governance practices including:

●	a significant portion of NEOs direct compensation is linked to our financial performance;
●	all our NEOs are at-will employees without employment agreements, other than Mr. Akhavan’s letter agreement;
●	we provide our NEOs with few perquisites, no long-term cash incentive, no defined benefit or retiree medical benefits;
●	our NEOs are not provided with tax gross-ups;
●	our NEOs are not entitled to cash severance;
●	we maintain a Compensation Committee composed entirely of independent directors; and
●	our NEOs are not entitled to change in control payments other than double-trigger vesting of equity awards.

General Compensation Levels

As stated above, the total compensation opportunities, including base salaries, incentives and other benefits and perquisites, offered to our NEOs have been designed to ensure that, for each executive as appropriate, they are competitive and support our executive recruitment, retention, and motivation objectives, reward individual, group and company-wide performance, and contribute to our success by aligning the interests of our executive officers and shareholders.

In determining the overall compensation of our NEOs, the Corporation considers the subjective recommendations of our President and Chief Executive Officer (other than with respect to his own compensation), who consults with our Chairman, Mr. Ergen, and the subjective determinations of the Compensation Committee, all of which may take into account one or more of the following factors: (i) information described in “Compilation of Certain Peer Group Data” below and other information obtained from media reports or other generally available sources related to executive compensation information, (ii) the executive’s performance and contributions and/or considerations of retention, including, without limitation, the executive’s success in achieving individual, business group, and company-wide goals and the extent to which the executive’s individual efforts contributed to and/or resulted in increases in corporate, division, department, or individual success, (iii) whether the performance goals of any short-term or long-term incentive plans were met and the payouts that would become payable upon achievement of those performance goals, (iv) the value of historic and current components of each NEO’s compensation, including the base salary and any bonus or incentive compensation paid to the NEO in the prior year, (v) the value of equity awards previously granted to the executive, (vi) our and our subsidiaries’ overall financial and business performance, (vii) if applicable, the performance of the NEO’s business unit, (viii) the rate of standard annual merit increases for employees who are performing at a satisfactory level, (ix) the expected compensation to be paid to other senior officers in the applicable year, (x) whether the NEO was promoted or newly hired in the prior or applicable year, and (xi) equity awards that would normally be granted upon a promotion in accordance with our policies for promotions. This approach to general compensation levels is not formulaic or standard and does not utilize formalized benchmarking, and the weight given to any particular factor in determining a particular NEO’s compensation depends on the subjective consideration of all factors described above in the aggregate.

With respect to equity incentive compensation, we generally believe that our NEOs should have appropriate incentives tied to the performance of our Class A Shares. Therefore, we may grant equity awards to a particular NEO in a given year based on a number of subjective criteria, including, without limitation, the value of equity awards previously granted to the NEO, whether a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold, the amount of equity incentives of a NEO in a particular year, whether a NEO has recently been promoted, a NEO’s position and role in our success, and whether a NEO has made any exceptional contributions to our success.

Mr. Ergen recommends, the Compensation Committee reviews and discusses and the Board of Directors ultimately approves the base salary compensation of our President and Chief Executive Officer. Our President and Chief Executive Officer, in consultation with Mr. Ergen, recommends, the Compensation Committee reviews and discusses and the Board of Directors ultimately approves the base salary compensation of our other NEOs. After considering these recommendations and other considerations discussed above, the Board of Directors determines the annual base salary for each NEO. The Compensation Committee also makes and approves grants of options and other equity-based compensation to our NEOs, if any. Pursuant to the EchoStar Corporation Amended and Restated Executive Officer Bonus Incentive Plan (as amended from time to time, the “Executive Officer Bonus Incentive Plan”), the Compensation Committee also determines and establishes applicable payout targets and performance metrics for the payment of short-term cash incentive awards, determines whether and to what extent such performance metrics have been met for each NEO for a particular year, and approves short-term cash incentive awards. The Compensation Committee and the Board of Directors place substantial weight on Mr. Ergen’s recommendations regarding all compensation matters in light of his role as our controlling shareholder.

Compilation of Certain Peer Group Data

In connection with our 2023 executive officer compensation, management reviewed compensation components for the named executive officers of Gilat Satellite Networks Ltd., ViaSat, Inc., and Eutelsat Communications S.A., companies with similar industry characteristics to us, as disclosed in their respective publicly-filed proxy statements (the “Peer Group Data”). Along with the Peer Group Data, compensation data from technology companies with similar attributes provided in the Radford 2023 Global Compensation Survey, as well as media reports, and other generally available sources related to executive compensation, were used solely as a subjective frame of reference, rather than for benchmarking compensation for the NEOs. We do not utilize a formulaic or standard, formalized benchmarking level or element in setting our executive compensation relative to that of other companies.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “Internal Revenue Code”) placed limits on the tax deductibility of compensation in excess of $1 million paid to certain of our executive officers for any single taxable year. The Tax Cuts and Jobs Act of 2017 enacted in December 2017 (the “2017 Tax Act”), substantially modified Section 162(m) of the Internal Revenue Code and, among other things, eliminated the performance-based exception to the $1 million deduction limit effective as of January 1, 2018. As a result, beginning in 2018, compensation paid to certain executive officers in excess of $1 million was generally nondeductible, whether or not it is performance-based. In addition, beginning in 2018, the executive officers subject to Section 162(m) (the “Covered Employees”) include any individual who served as the Chief Executive Officer (the “CEO”) or the Chief Financial Officer (the “CFO”) at any time during the taxable year and the three other most highly compensated executive officers (other than the CEO and CFO) for the taxable year, regardless of whether the officer is serving at the end of the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.

The 2017 Tax Act included a transition rule under which the changes to Section 162(m) described above do not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given that our contracts and equity awards, even if in place on November 2, 2017, will meet the requirements of the transition rule.

To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interests of the Corporation and our shareholders and consistent with the goals of our executive compensation program, we retained and continue to retain discretion to approve, and have paid and may in the future pay, annual, short-term, long-term, or other compensation arrangements in a manner that does not permit the compensation to qualify for tax deductibility under Section 162(m) of the Internal Revenue Code.

Use of Compensation Consultants

No compensation consultants were retained by the Corporation, the Board of Directors or the Compensation Committee in connection with recommending the setting of compensation for our executive officers during the past fiscal year.

Implementation of Executive Compensation Program Objectives and Policies

Elements of Executive Compensation

The primary components of our executive compensation program include:

●	base salary;
●	equity incentive compensation (short-term and/or long-term) in the form of stock options and/or restricted stock units offered under EchoStar’s stock incentive plan as well as eligibility to participate in an employee stock purchase plan;
●	short-term cash incentive compensation;
●	our 401(k) Employee Savings Plan (“401(k) Plan”);
●	a nonqualified deferred compensation plan; and
●	other compensation, including perquisites, personal benefits, and post-termination compensation.

Our long and short-term incentive compensation generally include conditional and/or performance-based cash and/or equity incentive compensation.

The components of our executive compensation program combine to promote the objectives and policies described above. Base salary, 401(k) Plan benefits, and other benefits and perquisites provided generally to employees provide a minimum level of compensation for our NEOs. Long-term equity and/or performance-based incentive compensation align NEO compensation with the creation of long-term shareholder value and generally promote retention. Short-term cash and/or equity incentives reward individual, business group, and/or company performance and achievement of shorter-term goals important to us.

We have not required that a certain percentage of an executive’s compensation be provided in one form versus another. However, our goal is to award compensation that is reasonable in relation to our compensation program and objectives when all elements of potential compensation are considered. Each element of our executive compensation and the rationale for each element are described below.

Base Salary

We have traditionally included salary in our executive compensation package under the belief that it is appropriate that some portion of the compensation paid to our executive officers be provided in a form that is fixed and liquid occurring over regular intervals. The Board of Directors has traditionally been free to set base salary at any level deemed appropriate, with the Compensation Committee setting the base salary of the Chairman. The Compensation Committee and the Board of Directors typically review base salaries of our NEOs. Any increases or decreases in base salary on a year-over-year basis have usually been dependent on a combination of the factors outlined above in “General Compensation Levels,” with particular emphasis on:

●	EchoStar’s and our subsidiaries’ overall financial and business performance;
●	the performance of the NEO’s business unit;
●	the NEO’s individual contributions to EchoStar and our subsidiaries;
●	the rate of standard annual merit increases for employees who are performing at a satisfactory level; and
●	information described in “Compilation of Certain Peer Group Data”.

Equity Incentive Compensation

We believe that our executive officers generally will be better able to contribute to our success and help build incremental shareholder value if they have a stake in our future success and value. We believe this stake helps retain executives and focuses the executive officers’ attention on managing as owners with equity positions and aligns their interests with the interests of our shareholders. Equity awards therefore have generally represented an important component of our compensation program for most of our NEOs. We have historically attempted to create general incentives with standard stock option grants and conditional or performance-based incentives through awards that include payouts in cash. Grants of equity incentive compensation have usually been dependent on a combination of the factors outlined above in “General Compensation Levels.”

To aid in our retention of employees, options and restricted stock unit awards granted under our stock incentive plans, including those granted to our NEOs, generally have vested at the rate of 20% per year (except with respect to the grants or commitments to grant options and restricted stock awards to Mr. Akhavan, our President and Chief Executive Officer, in connection with his commencement of employment and subsequently in connection with his assumption of the President and CEO role on December 31, 2023 in connection with the Merger, which vest at a rate of 33.3% per year for stock options and one year after grant for RSUs) and, in the case of options, have had exercise prices not less than the fair market value of our Class A Shares on the date of grant or the last trading day prior to the date of grant (if the date of grant is not a trading day). Generally, our option agreements and restricted stock unit agreements with executive officers have included acceleration of vesting following a change in control for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Stock Incentive Plan

Prior to the Merger, we had two general employee stock incentive plans, which we refer to as the Amended and Restated 2008 Stock Incentive Plan (the “2008 Stock Incentive Plan”) and the EchoStar Corporation 2017 Stock Incentive Plan (the “2017 Stock Incentive Plan”). In connection with the closing of the Merger, we assumed the existing DISH 2019 Stock Incentive Plan and DISH 2009 Stock Incentive Plan (all of our employee stock incentive plans are collectively referred to as the “Stock Incentive Plans”).

The 2008 Stock Incentive Plan expired on January 1, 2018. No new awards have been or will be granted under the 2008 Stock Incentive Plan after May 2, 2017, but any awards previously granted under this plan remain outstanding and vest and/or are exercised in accordance with their terms. The 2017 Stock Incentive Plan was approved by our shareholders on May 2, 2017, and we have used this plan for equity grants to our executive officers and other key employees since that date. Our adoption of the DISH 2009 Stock Incentive Plan and the DISH 2019 Stock Incentive Plan was approved as part of the overall Merger transaction approval.

The purpose of our Stock Incentive Plans is to provide incentives to attract, motivate, and retain executive officers, employees, consultants, and advisors, to offer participants incentives to put forth maximum efforts for the success of our business and to afford participants an opportunity to acquire a proprietary interest in EchoStar. The Stock Incentive Plans are administered by the Compensation Committee which retains the discretion, subject to plan limits, to modify the terms of outstanding awards and to re-price awards. Awards available to be granted under the 2017 Stock Incentive Plan include: (i) stock options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards. We generally grant equity awards on the first day of each calendar quarter following the quarter in which the award was approved and have set exercise prices at not less than the fair market value of our Class A Shares on the date of grant or the last trading day prior to the date of grant (if the grant date is not a trading day). As of December 31, 2023, there were: (i) outstanding options to purchase approximately 6.2 million of our Class A Shares under our Stock Incentive Plans; (ii) no outstanding restricted stock units; and (iii) approximately 3.4 million of our Class A Shares remaining available for issuance under the 2017 Stock Incentive Plan. Our outstanding option awards generally vest at the rate of 20% per year commencing one year from the date of grant. In connection with the BSS Transaction, we adjusted options to acquire Class A Shares that were unexercised and outstanding on September 10, 2019 to maintain the value of such awards before and after such transaction, which resulted in an increase in the number of shares subject to such options and a reduction in the exercise price of such options. The stock options granted to Mr. Akhavan in connection with the Merger vest, and become exercisable or settled, as applicable, in substantially equal annual installments over a three-year period following the date of grant, and the restricted stock units granted to Mr. Akhavan at the same time vest on an annual basis.

Class B Chairman Stock Option Plan

We have adopted a Class B Chairman stock option plan, which we refer to as the 2008 Class B Chairman Stock Option Plan. The purpose of the 2008 Class B Chairman Stock Option Plan is to promote the interests of the Corporation by aiding in the retention of Mr. Ergen, who our Board of Directors believes is crucial to assuring our future success, to offer Mr. Ergen incentives to put forth maximum efforts for our future success and to afford Mr. Ergen an opportunity to acquire additional proprietary interests in the Corporation. Mr. Ergen abstained from our Board of Directors’ vote regarding the adoption of the 2008 Class B Chairman Stock Option Plan. Awards available to be granted under the 2008 Class B Chairman Stock Option Plan include nonqualified stock options and dividend equivalent rights with respect to our Class B Shares. Up to 4.0 million of our Class B Shares are available for award under the 2008 Class B Chairman Stock Option Plan. Only Mr. Ergen is eligible to participate in the 2008 Class B Chairman Stock Option Plan. No awards have been granted under the 2008 Class B Chairman Stock Option Plan.

Employee Stock Purchase Plan (“ESPP”)

We have an employee stock purchase plan, which we refer to as the ESPP. The purpose of the ESPP is to provide our eligible employees with an opportunity to acquire a proprietary interest in the Corporation through the purchase of our Class A Shares. Generally, all full-time employees who have been employed by the Corporation or certain of our subsidiaries for at least one calendar quarter are eligible to participate in the ESPP. Employee stock purchases are made through payroll deductions during an offering period under the plan. Unless otherwise provided by the Board of Directors prior to the beginning of an offering period, stock purchases are made on the last trading day of each such quarterly purchase period at 85% of the closing price of the Class A Shares on that date. Beginning with any offering period commencing after October 20, 2022, shares purchased may not be sold or otherwise disposed of for 180 days after the purchase date. Under the terms of the ESPP, each employee’s deductions are limited so that the maximum such employee may purchase under our ESPP is $25,000 in fair market value of Class A Shares per year. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code and thereby provide participating employees with an opportunity to receive certain favorable income tax consequences as to stock purchase rights under the ESPP. Our NEOs are eligible to participate in the ESPP on the same terms as our other employees. In connection with the closing of the Merger, participation in the ESPP was suspended beginning with the fourth quarter of 2023 and continuing during the first quarter of 2024. Participation in the plan resumed during the second quarter of 2024 and was expanded to include DISH employees. The proposed amendment to the ESPP described in Proposal 3 would facilitate this broader participation in the ESPP by increasing the number of shares available for issuance by 3 million shares.

Short-Term Cash Incentive Compensation

In November 2021, we amended and restated our short-term cash incentive program for our NEOs, which we refer to as the Executive Officer Bonus Incentive Plan. The Executive Officer Bonus Incentive Plan is a cash incentive plan intended to promote our success by providing performance-oriented incentives to motivate our executive officers whose decisions and performance have a significant impact on our success and to reward them for superior managerial performance and our successful performance and growth. Participation in the Executive Officer Bonus Incentive Plan is limited to our executive officers. Under the Executive Officer Bonus Incentive Plan, cash payments are awarded and are based on target award amounts for each year determined by the Compensation Committee for each participant and on the achievement of corporate, business segment and/or individual executive performance metrics established by the Compensation Committee for each fiscal year from among those set forth in the Executive Officer Bonus Incentive Plan. For each participant in 2023, 70% of the payout target is based on the achievement of company-wide performance metrics, and the remaining 30% of the payout target is based on the Compensation Committee’s subjective assessment of each participant’s performance, taking into account the recommendation of the Chairman and, in the case of participants other than the President and Chief Executive Officer, the recommendation of the President and Chief Executive Officer. Individual awards under the Executive Officer Bonus Incentive Plan may range between zero and a maximum amount of 125% of the applicable target award amount as determined by the Compensation Committee for each participant. All of our NEOs are eligible to receive, and did receive, short-term cash incentive payments for 2023 pursuant to the Executive Officer Bonus Incentive Plan. See “Summary Compensation Table” below.

We may provide a discretionary cash bonus to the extent that we consider an individual to have made an extraordinary contribution towards EchoStar’s performance. None of our NEOs received discretionary cash bonuses in 2023. See “Summary Compensation Table” below.

401(k) Plan

We have adopted a defined-contribution tax-qualified 401(k) Plan for eligible employees, including our executives, to facilitate our employees’ ability to save some percentage of their cash compensation for retirement. New employees become immediately eligible for participation in the 401(k) Plan upon the commencement of their employment. Participants in the 401(k) Plan are entitled to contribute up to 75% of their eligible compensation subject to the maximum contribution limit provided by the Internal Revenue Code. Effective January 1, 2023, eligible employees have the option to contribute up to 75% of their compensation on a pre-tax, Roth after-tax basis, or voluntary after-tax basis subject to the Internal Revenue Code limits. Roth in-plan conversions of after-tax contributions are allowed. All employee contributions to the 401(k) Plan are immediately vested. The Corporation matches 50 cents on the dollar for the first 6% of each employee’s salary contributions to the 401(k) Plan for a total of 3% match on a pre-tax basis up to a maximum of $7,500 annually. Our match is calculated each pay period there is an employee contribution. In addition, we may make an annual discretionary contribution to the 401(k) Plan in cash or our stock. All Corporation contributions under the 401(k) Plan vest at 20% per year and are 100% vested after an eligible employee has completed five years of employment. Our NEOs participate in the 401(k) Plan, including corporate contributions, on the same terms as our other employees.

Nonqualified Plan

We have adopted a nonqualified plan for the benefit of a select group of officers (as amended from time to time, the “Nonqualified Plan”), including our NEOs, whose benefits under our 401(k) Plan are limited by the Internal Revenue Code. Nonqualified Plan participants can elect to contribute up to 75% of their eligible compensation and up to 100% of their eligible bonus compensation into the Nonqualified Plan on a pre-tax basis each pay period. We do not match any employee contributions in the Nonqualified Plan. Participants are always 100% vested in the contributions they make into the Nonqualified Plan. During 2023, all of our NEOs were eligible to participate in the Nonqualified Plan, and Messrs. Manson and Ramaswamy were the only NEOs who contributed to the Nonqualified Plan. See “Nonqualified Deferred Compensation” below.

Akhavan Letter Agreement

In connection with our offer of employment in 2022, Mr. Akhavan entered into an offer letter with the Company, dated as of February 17, 2022. In connection with the Merger, this letter was superseded and replaced by a new letter agreement dated October 2, 2023 (the “Letter Agreement”). Pursuant to the Letter Agreement, Mr. Akhavan is entitled to receive an annual base salary of $2,500,000 as of the effective date of the Merger, which was 11:59 pm on December 31, 2023 (the "Effective Date"). During 2023, Mr. Akhavan was eligible to earn performance-based incentive compensation in a target amount equal to $1,000,000, and beginning in 2024 he is eligible to earn performance-based incentive compensation in a target amount equal to $2,500,000, in both cases payable based on the determination of the Compensation Committee in its reasonable discretion. Pursuant to the Letter Agreement, certain outstanding unvested EchoStar equity awards were deemed to have vested in connection with the closing of the Merger while other awards were deemed forfeited, in exchange for the grant – as of the Effective Date – of: (a) 263,158 restricted stock units granted on January 1, 2024 and vesting in full on December 31, 2024 subject to continued employment; (b) similar annual RSU awards in future years subject to continued employment; and (c) 701,754 stock options granted as of the Effective Date and vesting in annual installments over a three year period subject to continued employment. Accelerated vesting will occur with respect to these awards in the event Mr. Akhavan experiences certain actual or constructive terminations of employment. The Letter Agreement does not provide for any other severance payments or benefits.

Perquisites, Personal Benefits, Post-Termination Compensation and Other Compensation

We have traditionally offered numerous plans and other benefits to our executive officers, on the same terms as other employees. These plans and benefits have included medical, vision, and dental insurance, life insurance, the ESPP, and the 401(k) Plan as well as discounts on our and other companies’ products and services. Relocation benefits may also be provided and reimbursed, but are individually negotiated when they occur. In some years, we have permitted certain NEOs and their family members and guests to use our corporate aircraft for personal use. During 2023, none of our NEOs used our corporate aircraft for personal use. See “Summary Compensation Table” below.

Beginning with the commencement of Mr. Akhavan's employment with us and continuing through December 31, 2023, we reimbursed him for reasonable commuting expenses related to travel between his home in New Jersey and the Company’s offices in Germantown, Maryland. Between September 1, 2022 and December 31, 2023, we also provided Mr. Akhavan with a monthly stipend intended to defray the cost of temporary housing in the Germantown, Maryland area, to enable him to remain within driving distance of our offices during the work week. These arrangements will not continue in 2024.

We have not traditionally had any plans in place to provide severance benefits to employees. However, generally the equity awards that have been granted to our executive officers are subject to acceleration of vesting following a termination without cause or a constructive termination. See “Potential Payments Upon Termination or Following a Change in Control” below.

Shareholder Advisory Vote on Executive Compensation

We provided our shareholders with the opportunity to cast a non-binding shareholder advisory vote on executive compensation at the annual meeting of shareholders held in April 2023. Over 98% of the voting power represented at the meeting and entitled to vote on that matter voted to approve, on a non-binding advisory basis, the compensation paid to our named executive officers, as described in the proxy statement for that meeting. The Compensation Committee reviewed these voting results after such meeting, and the Corporation did not change its approach to executive compensation as a direct result of the vote. In April 2023, a majority of our shareholders approved, on a non-binding advisory basis, that we should continue to provide our shareholders with the opportunity to cast a non-binding advisory vote on executive compensation at our annual meeting of shareholders at least once every three years. After considering the preference of our shareholders and other factors, our Board of Directors determined that we will hold, and include in our proxy materials, a non-binding shareholder advisory vote on the compensation of our named executive officers every three years until the next required shareholder vote on the frequency of such non-binding shareholder advisory votes on executive compensation. Consequently, at the Annual Meeting, there will not be a non-binding advisory shareholder vote on executive compensation.

2023 Executive Compensation

With respect to the executive compensation of our NEOs, we reviewed total compensation of each NEO and the factors outlined above in “General Compensation Levels.”

Compensation of Our President and Chief Executive Officer

2023 Base Salary. Base salary for our President and Chief Executive Officer is reviewed and discussed by the Compensation Committee and determined by the Board of Directors primarily based on Mr. Ergen’s recommendations. Mr. Ergen recommended that Mr. Akhavan's 2023 base salary remain at $1,000,000. As noted above, pursuant to the Letter Agreement, Mr. Akhavan is entitled to receive an annual base salary of $2,500,000 commencing on the Effective Date, reflecting the significant expansion of his duties and responsibilities as President and Chief Executive Officer of the merged company.

2023 Cash Bonus. We may provide a discretionary cash bonus to the extent that we consider an individual to have made an extraordinary contribution towards EchoStar’s performance. No discretionary cash bonus was paid to Mr. Akhavan for 2023. See “Summary Compensation Table” below.

2023 Short-Term Cash Incentive Compensation. The purpose of short-term cash incentives under our Executive Officer Bonus Incentive Plan is to provide performance-oriented incentives to motivate the achievement of superior managerial performance and successful performance and growth of the Corporation. This determination is made by the Compensation Committee primarily on the basis of Mr. Ergen’s recommendations. Mr. Ergen and the Compensation Committee determined that Mr. Akhavan will be entitled to earn a performance-based annual cash award in a target amount of $1,000,000 based upon the achievement of certain specified business objectives. Notwithstanding the foregoing, pursuant to the Letter Agreement, Mr. Akhavan is eligible to earn performance-based incentive compensation in a target amount equal to $2,500,000 beginning in 2024, reflecting the same proportion of his 2024 base salary that was in effect during 2023.

2023 Equity Incentives. With respect to equity incentives, we took into account, among other things, the factors described in “General Compensation Levels” above, placing primary weight on evaluating the position of our President and Chief Executive Officer to determine whether he has appropriate incentives tied to the performance of our Class A Shares. This determination is made by the Compensation Committee primarily on the basis of Mr. Ergen’s subjective recommendation. Pursuant to Mr. Akhavan's initial offer letter in 2022, Mr. Ergen and the Compensation Committee determined to grant Mr. Akhavan stock options to purchase 700,000 shares of our common stock and 300,000 restricted stock units in order to incentivize Mr. Akhavan to accept our offer of employment. Such amounts were based upon: (a) amounts Mr. Ergen and the Compensation Committee determined were necessary to entice Mr. Akhavan to accept the position with the Company; (b) Mr. Akhavan’s compensation potential with his previous employer; and (c) equity incentives held by Chief Executive Officers of comparable companies. In connection with the closing of the Merger and the effectiveness of Mr. Akhavan's new employment letter, certain of the foregoing options and RSUs were deemed to vest and others were cancelled in exchange for new grants of: (i) 263,158 RSUs on January 1, 2024, vesting in one year subject to continued employment; and (ii) 701,754 stock options on December 31, 2023, vesting annually over a three-year period, subject to continued employment. These equity incentives reflect the significant expansion of Mr. Akhavan's duties and responsibilities in his role as President and Chief Executive Officer of the merged company.

Compensation of Other Named Executive Officers

2023 Base Salary. Base salaries for each of our NEOs, other than the President and Chief Executive Officer, are reviewed and discussed by the Compensation Committee and determined by the Board of Directors primarily based on the President and Chief Executive Officer’s recommendation. Mr. Akhavan made recommendations with respect to the 2023 base salary of each of our NEOs, other than himself, after consulting with Mr. Ergen and after considering the factors outlined above in “General Compensation Levels,” placing primary weight on: (a) the NEO’s base salary in 2022; (b) the NEO’s performance in 2022; and (c) whether, in his subjective view, an increase in base salary was warranted based on such performance or in order to retain the NEO. In determining the 2023 base salaries for our NEOs, other than himself, Mr. Akhavan recommended that the base salary be increased by 3% for each of Messrs. Manson and Morris, 8.2% for Mr. Gaske, and 7.8% for Mr. Ramaswamy. The Compensation Committee reviewed, discussed and recommended, and the Board of Directors accepted, Mr. Akhavan’s recommendations with respect to the 2023 base salaries for each of these NEOs.

2023 Cash Bonus. We may provide a discretionary cash bonus to the extent that we consider an individual to have made an extraordinary contribution towards EchoStar’s performance. None of our NEOs received a discretionary cash bonus for 2023. See “Summary Compensation Table” below.

2023 Short-Term Cash Incentive Compensation. The purpose of short-term cash incentives under our Executive Officer Bonus Incentive Plan is to provide performance-oriented incentives to motivate the achievement of superior managerial performance and successful performance and growth of the Corporation. This determination for our NEOs, other than the President and Chief Executive Officer, is made by the Compensation Committee primarily on the basis of Mr. Akhavan’s recommendations. For 2023, Mr. Akhavan consulted with Mr. Ergen and based his recommendations on, and the Compensation Committee took into account, among other things, the factors described in “General Compensation Levels” above, placing primary weight on each NEO’s role in driving the Corporation’s overall performance, including 70% based on the Corporation’s financial and operational performance in 2023, and 30% based on management effectiveness and individual executive performance in 2023. Mr. Akhavan recommended, and the Compensation Committee reviewed, discussed, and determined, payout targets and performance metrics for 2023 for the payment of short-term cash incentive awards under our Executive Officer Bonus Incentive Plan for each of our NEOs other than the President and Chief Executive Officer. Mr. Akhavan and the Compensation Committee determined whether and to what extent the applicable performance metrics were met for each such NEO for 2023, and the amount of the cash incentive award for 2023 paid under the Executive Officer Bonus Incentive Plan to each of our other NEOs.

Based on the recommendations of Mr. Akhavan, the Compensation Committee approved the following 2023 payout targets, performance metrics, and short-term cash incentive awards under our Executive Officer Bonus Incentive Plan:

NEO	2023 Payout Target	2023 Performance Metrics	2023 Incentive Award Payment
Paul Gaske	$525,000 (70% of base salary)	Combination of financial and operational performance metrics of the Corporation as well as factors regarding management effectiveness and individual executive performance.	$341,250
Dean Manson	$667,440 (100% of base salary)	Combination of financial and operational performance metrics of the Corporation as well as factors regarding management effectiveness and individual executive performance.	$433,836
Adrian Morris	$383,315 (60% of base salary)	Combination of financial and operational performance metrics of the Corporation as well as factors regarding management effectiveness and individual executive performance.	$249,155
Ramesh Ramaswamy	$280,000 (70% of base salary)	Combination of financial and operational performance metrics of the Corporation as well as factors regarding management effectiveness and individual executive performance.	$201,600

See “Summary Compensation Table” below.

2023 Equity Incentives. With respect to equity incentives, we took into account, among other things, the factors described in “General Compensation Levels” above, placing primary weight on evaluating the position of each of our other NEOs to determine whether each NEO other than our President and Chief Executive Officer has appropriate incentives tied to the performance of our Class A Shares. These determinations are made by the Compensation Committee primarily on the basis of the President and Chief Executive Officer’s subjective recommendations. The President and Chief Executive Officer, after consulting with Mr. Ergen, recommended that no equity incentive awards be granted to the NEOs during 2023.

Anti-Hedging. Our insider trading policy prohibits our employees, including our executive officers, and members of our Board of Directors from engaging in any type of hedging or monetization transaction with respect to our securities. The prohibited transactions include, but are not limited to, the pledging as collateral of any of our securities, including establishing or increasing margin loans.

Risk Assessment

We believe that our compensation programs and practices, which include a mix of short-term and long-term compensation and consist primarily of fixed cash salary, short-term incentive cash awards, and equity incentive awards with multi-year vesting, assist in our efforts to mitigate excessive risk-taking by our employees. We annually review the cash and equity incentive programs for the Corporation’s senior officers, including our executive officers, who are the employees whose actions could expose the Corporation to the most significant business risks. We concluded that certain features of these programs tend to reduce the likelihood of excessive risk-taking, including a balance of compensation that is designed to promote the Corporation’s goals and create shareholder value by aligning the interests of management and shareholders through equity and cash incentives, multi-year vesting of equity awards, and a mix of short-term and long-term compensation, thus reducing the incentive to take risks that are not consistent with the Corporation’s goals, and the Compensation Committee’s and Board of Directors’ ongoing oversight to ensure the Corporation’s compensation programs and practices appropriately balance the interests of employees and shareholders.

For the foregoing reasons, the Board of Directors believes that the Corporation’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Corporation.

Compensation Committee Report

The Compensation Committee is appointed by the Board of Directors to discharge certain of the Board of Directors’ responsibilities relating to compensation of EchoStar’s executive officers.

Based on the review of the Compensation Discussion and Analysis and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Kathleen Q. Abernathy (Chair)

George R. Brokaw

R. Stanton Dodge

Lisa W. Hershman

Executive Compensation Tables

Summary Compensation Table

Our executive officers are compensated by certain of our subsidiaries. The following table sets forth the cash and noncash compensation earned by each NEO for each of the fiscal years ended December 31, 2023, 2022 and 2021 during which he served as a NEO.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Hamid Akhavan	2023	1,000,002	—	—	5,312,980	759,000	—	118,980	7,190,962
President and Chief Executive Officer	2022	738,463	—	7,563,000	6,134,800	750,000	—	41,872	15,228,135
Paul Gaske	2023	734,718	—	—	—	341,250	60,589	35,590	1,172,147
Chief Operating Officer, Hughes
Dean A. Manson(7)	2023	662,215	—	—	—	433,836	93,090	14,290	1,203,431
Chief Legal Officer and Secretary	2022	635,084	—	—	927,300	453,600	—	15,290	2,031,274
	2021	600,018	—	—	—	476,400	18,044	14,690	1,109,163
Adrian Morris	2023	633,860	—	—	—	249,155	227,377	15,310	1,125,702
EVP and Chief Technology Officer, Hughes
Ramesh Ramaswamy	2023	392,232	—	—	—	201,600	14,975	13,880	622,687
EVP, Hughes International

(1)	Paul W. Orban, Executive Vice President and Chief Financial Officer, DISH, was designated as the principal financial officer of EchoStar as of 11:59 pm on December 31, 2023, the effective time of the Merger. Mr. Orban received no compensation from EchoStar in 2023 and is therefore not included in the executive compensation tables in this proxy statement. Upon the closing of the Merger, Mr. Orban’s DISH stock options converted into 138,706 EchoStar options and his DISH restricted stock units converted into 189 EchoStar restricted stock units, with equivalent value to the value of such awards prior to the Merger.

(2)	None of our NEOs received discretionary cash bonuses for 2023, 2022, and 2021.

(3)	The amounts reported in the “Stock Awards” column and the “Option Awards” column reflect the aggregate grant date fair values in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14, Note 18, and Note 18 in the Notes to the Corporation’s audited financial statements for the fiscal years ended December 31, 2023, 2022, and 2021, respectively, included in the Corporation’s Annual Reports on Form 10-K filed with the SEC on February 29, 2024, February 23, 2023, and February 24, 2022, respectively. These amounts include both vested and unvested awards, as applicable.

(4)	Under our Executive Office Bonus Incentive Plan, for 2023, Messrs. Akhavan, Gaske, Manson, Morris, and Ramaswamy were eligible to receive, and did receive, short-term cash incentive payments, while for 2022, Messrs. Akhavan and Manson were eligible to receive, and did receive, short-term cash incentive payments. For 2021, each of our NEOs were eligible to receive, and did receive, short-term cash incentive payments. These short-term cash incentive payments are reported in the “Non-Equity Incentive Plan Compensation” column. For 2023, these short-term cash incentive payments equaled approximately 75.9%, 65%, 65%, 65%, and 72% of the respective payout targets under our Executive Officer Bonus Incentive Plan for Messrs. Akhavan, Gaske, Manson, Morris, and Ramaswamy. For 2022, these short-term cash incentive payments equaled approximately 70.0% of the respective payout targets under our Executive Officer Bonus Incentive Plan for Mr. Manson, while Mr. Akhavan received 100% of his prorated target as guaranteed pursuant to his 2022 offer letter. For 2021, these short-term cash incentive payments equaled approximately 79.4% of the payout target under our Executive Officer Bonus Incentive Plan for Mr. Manson, as a result of the achievement of certain financial and operational performance metrics as well as factors regarding business segment activities, management effectiveness, and individual executive performance, as determined by the Compensation Committee pursuant to the Executive Officer Bonus Incentive Plan.

(5)	Aggregate earnings under our Nonqualified Plan are dependent on the investment decisions made by the executive. All earnings are market earnings, and none are preferential or set by the Corporation. Messrs. Gaske, Manson, Morris, and Ramaswamy had aggregate earnings in 2023 of $60,589, $93,090, $227,377, and $14,975, respectively.

(6)	For 2023, "All other Compensation" for all of our NEOs includes $7,500 in matching contributions made by the Corporation pursuant to our 401(k) Plan and $4,000 of Class A Shares granted to each NEO pursuant to our discretionary contributions to the 401(k) Plan, and imputed income related to group term life insurance. For 2023, “All Other Compensation” for Messrs. Akhavan, Gaske, Manson, and Ramaswamy also includes contributions made by the Corporation pursuant to the Corporation’s health savings account program of $1,500, $1,400, $1,500, and $400, respectively. For 2022, “All Other Compensation” for all of our NEOs includes $7,500 in matching contributions made by the Corporation pursuant to our 401(k) Plan and $5,000 of Class A Shares granted to each NEO except Mr. Akhavan pursuant to our discretionary contributions to the 401(k) Plan, and imputed income related to group term life insurance. For 2022, “All Other Compensation” for Mr. Manson also includes contributions made by the Corporation pursuant to the Corporation’s health savings account program of $1,500. Mr. Akhavan’s “All Other Compensation for 2023 and 2022 also includes $104,000 and $32,658, respectively, for Housing Allowance and Relocation Expenses.

(7)	The base salary of Mr. Manson was increased in 2023 by 3% and in 2022 by 8%.

Grants of Plan-Based Awards

The following table provides information on 2023 awards granted to our NEOs.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards	All Other Option Awards		Grant
Name	Grant Date	Date of Compensation Committee Approval	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Date Fair Value of Stock and Option Awards ($)
Hamid Akhavan	12/31 2023	8/7 2023	—	1,000,000	1,250,000	—	—	—	—	701,754	16.57	5,312,980
Paul Gaske			—	525,000	656,250	—	—	—	—	—	—	—
Dean A. Manson			—	667,440	834,300	—	—	—	—	—	—	—
Adrian Morris			—	383,315	479,144	—	—	—	—	—	—	—
Ramesh Ramaswamy			—	280,000	350,000	—	—	—	—	—	—	—

(1)	These amounts reflect threshold, target, and maximum payout amounts for 2023 for our NEOs under our Executive Officer Bonus Incentive Plan. There are no guaranteed minimum amounts payable under our Executive Officer Bonus Incentive Plan, and maximum amounts may exceed these numbers if approved by the Compensation Committee. See “Summary Compensation Table” for actual short-term cash incentives earned by our NEOs for 2023 under our Executive Officer Bonus Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End

Except as indicated elsewhere, all awards reflected in this table were made in our Class A Shares, were granted under the terms of our Stock Incentive Plans and were outstanding as of December 31, 2023.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Unearned Options (#)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Hamid Akhavan	583,232	—	116,668	25.21	4/1/2032
	—	—	701,754	16.57	12/31/2033
Paul Gaske	61,885	—	—	33.99	1/1/2026
	20,000	—	5,000	38.89	10/1/2029
	8,000	—	32,000	25.21	4/1/2032
Dean A. Manson	57,537	—	—	44.99	4/1/2025
	11,506	—	—	38.19	4/1/2026
	80,000	—	20,000	38.89	10/1/2029
	20,000	—	80,000	25.21	4/1/2032
Adrian Morris	57,536	—	—	38.19	4/1/2026
	32,000	—	8,000	38.89	10/1/2029
	8,000	—	32,000	25.21	4/1/2032
Ramesh Ramaswamy	11,507	—	—	40.72	10/1/2024
	16,000	—	4,000	38.89	10/1/2029
	10,000	—	15,000	24.49	7/1/2031

(1)	In connection with the BSS Transaction, we adjusted all options that were unexercised and outstanding on September 10, 2019, which resulted in an increase in the number of shares subject to such options and a decrease in the exercise price of such options.

(2)	For Mr. Akhavan, all option awards that were not fully vested as of December 31, 2023, vest at the rate of one-third per year, commencing one year after the grant date, if he remains is employed by EchoStar or its subsidiaries on each vesting date, subject to accelerated vesting as described below under the heading Potential Payments upon Termination or Following a Change in Control. For other NEOs, all option awards that were not fully vested as of December 31, 2023, vest at the rate of 20% per year, commencing one year after the grant date, if the executive officer is employed by EchoStar or its subsidiaries on each vesting date.

Option Exercises and Stock Vested

The following table summarizes the exercises of stock options by our NEOs and the vesting of stock and restricted stock units held by our NEOs during the year ended December 31, 2023.

	Option Awards	Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Hamid Akhavan	—	—	250,000	4,314,500
Paul Gaske	—	—	—	—
Dean A. Manson	—	—	—	—
Adrian Morris	—	—	—	—
Ramesh Ramaswamy	—	—	—	—

(1)	The value realized on exercise is computed by multiplying the difference between: (i) for stock options, the exercise price of the stock option and the market price of the shares by the number of shares with respect to which the option was exercised; and (ii) for other stock awards, zero and the closing market price of the shares on the date of acquisition (or the prior trading day if the date of acquisition was not a trading day) by the number of shares acquired.

Nonqualified Deferred Compensation

The following table summarizes nonqualified deferred compensation earned or contributed by, or on behalf of, our NEOs under our Nonqualified Plan for the year ended December 31, 2023.

Name	Executive Contributions in 2023 ($)	Registrant Contributions in 2023 ($)	Aggregate Earnings in 2023 ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2023 ($)
Hamid Akhavan	—	—	—	—	—
Paul Gaske	—	—	60,589	—	456,480
Dean A. Manson	264,739	—	93,090	—	731,120
Adrian Morris	—	—	227,377	—	1,226,223
Ramesh Ramaswamy	31,535	—	14,975	—	123,856

(1)	Aggregate earnings are dependent on the investment decisions the executive has made. All earnings are market earnings, and none are preferential or set by the Corporation.

Potential Payments upon Termination or Following a Change in Control

As discussed in “Compensation Discussion and Analysis” above, we do not offer severance to our NEOs upon a termination of employment or a change on control. However, our standard executive option agreements and restricted stock unit agreements given to our NEOs have generally included acceleration of vesting following a change in control for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control. There are no benefits under such agreements triggered solely by a change in control or solely because of termination.

Generally, under our standard executive option agreements and restricted stock unit agreements, a “change in control” is deemed to occur upon: (i) a transaction or a series of transactions the result of which is that any person (other than Mr. Ergen, our controlling shareholder, or a related party) individually owns more than 50% of the total equity interests of either (a) EchoStar or (b) the surviving entity in any such transaction(s) or a controlling affiliate of such surviving entity in such transaction(s); and (ii) except in the case of awards under the 2017 Stock Incentive Plan, the first day on which a majority of the members of the Board of Directors are not continuing directors (as such term is used in the individual award agreements).

With respect Mr. Akhavan's grants of option and restricted stock awards, if Mr. Akhavan's employment is terminated without "cause" due to his "constructive termination" (each, as defined in the applicable award agreement governing his option and restricted stock unit awards), or due to his death or disability in the course of conducting business for EchoStar or any of its direct or indirect subsidiaries (and not due to his death or disability while engaged in personal activity) (any such foregoing termination, a "Qualifying Termination") prior to the third anniversary of the date on which his option and restricted stock unit awards were granted, (i) the one-third tranche of his option award and the one-third tranche of his restricted stock unit award that are scheduled to vest on the next scheduled annual vesting date will vest in full upon such Qualifying Termination (the "Next Vesting Tranche"), and (ii) if the Qualifying Termination occurs prior to the second anniversary of grant, an additional portion of the option and restricted stock unit awards will vest, reflecting vesting "credit" for any completed six-month period that has elapsed during the then-current 12-month vesting period (the "Additional Semi-Annual Tranches" and together with the Next Vesting Tranche, the "Additional Vesting Tranches"). If, at any point during Mr. Akhavan's employment, there is a change in control of the Corporation such that neither Mr. Ergen nor the persons and trusts related to him have the authority to elect the majority of the members of our Board of Directors, any then-unvested portions of Mr. Akhavan's option and restricted stock unit awards shall immediately vest in full ("Company Change in Control"). In addition, upon the first to occur of (x) our shares no longer being publicly traded on NASDAQ or any other established securities market, and (y) the consummation of a transaction or a series of related transactions, the result of which is that DISH beneficially owns more than 50% of the total voting power of our voting stock (a "DISH Change in Control") Mr. Akhavan will be treated as experiencing a Qualifying Termination on the date of such event, subject to Mr. Akhavan's continued employment as of such date. In connection with negotiating and entering into the Letter Agreement and upon the recommendation of the Compensation Committee, our Board determined that the Merger would be treated as a DISH Change in Control so that certain outstanding unvested options and RSUs were deemed to have vested in connection with the closing of the merger transaction, options that did not vest remained in place, and RSUs that did not vest were forfeited. The options held by Mr. Akhavan that did not vest in connection with the Merger (and new options granted on December 31, 2023) will vest in accordance with the terms set forth above upon a Qualifying Termination or a Company Change in Control.

The table below provides the estimated benefits that would have been provided to our NEOs assuming a change in control was to have taken place as of December 31, 2023 without a termination of employment of the NEO using the per-share value of Common Shares as of December 31, 2023. For Mr. Akhavan, the following assumes a DISH Change in Control on December 31, 2023 upon the closing of the Merger with respect to all of his outstanding options and RSUs, provided that his options are either underwater or were granted at the fair market value on December 31, 2023 and hence have no value.

Name	Maximum Value of Accelerated Vesting of Options and Restricted Stock Units ($)
Hamid Akhavan	—
Paul Gaske	—
Dean A. Manson	—
Adrian Morris	—
Ramesh Ramaswamy	—

The table below provides the estimated benefits that would have been provided to our NEOs assuming the NEO’s employment had been terminated by EchoStar or the surviving entity other than for cause on December 31, 2023 without the occurrence of a change in control using the per-share value of Common Shares as of December 31, 2023. For Mr. Akhavan, the following assumes a Qualifying Termination on December 31, 2023 with respect to all of his outstanding options and RSUs, provided that his options are either underwater or were granted at the fair market value on December 31, 2023 and hence have no value.

Name	Maximum Value of Accelerated Vesting of Options and Restricted Stock Units ($)
Hamid Akhavan	—
Paul Gaske	—
Dean A. Manson	—
Adrian Morris	—
Ramesh Ramaswamy	—

The table below provides the estimated benefits that would have been provided to our NEOs assuming the NEO’s employment had been terminated by EchoStar or the surviving entity other than for cause on December 31, 2023 upon the occurrence of a change in control using the per-share value of Common Shares as of December 31, 2023. All the NEOs hold options that will vest in these circumstances, but such options are underwater and have no value as of December 31, 2023. For Mr. Akhavan, the following assumes a Qualifying Termination on December 31, 2023 with respect to all of his outstanding options and RSUs, provided that his options are either underwater or were granted at the fair market value on December 31, 2023 and hence have no value.

Name	Maximum Value of Accelerated Vesting of Options and Restricted Stock Units ($)
Hamid Akhavan	—
Paul Gaske	—
Dean A. Manson	—
Adrian Morris	—
Ramesh Ramaswamy	—

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options and restricted stock unit awards and the Class A Shares reserved for future issuance under our equity compensation plans, including the Stock Incentive Plans, Director Plans and the ESPP, as of December 31, 2023:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)(1)(2)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (b)(2)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)(1)(4)
Equity compensation plans approved by shareholders	16,135,791	$55.48	21,438,368
Equity compensation plans not approved by shareholders	—	—	—
Total	16,135,791	$55.48	21,438,368

(1)	These securities represent Class A Shares of the Corporation.

(2)	In connection with the BSS Transaction, we adjusted options to acquire Class A Shares that were unexercised and outstanding on September 10, 2019, which resulted in an increase in the number of shares subject to such options and a reduction in the exercise price of such options. In connection with the effectiveness of the Merger at 11:59 pm on December 31, 2023, all outstanding DISH stock options and RSUs were converted into Company options and RSUs at the Merger share conversion ratio, resulting in 9,887,330 outstanding options and 48,645 outstanding RSUs held by former holders of DISH incentive options and RSUs. As of such date and time, 6,199,816 options and 0 RSUs were held by existing Company holders of options and RSUs.

(3)	The calculation of the weighted-average exercise price of outstanding options, warrants and rights excludes options and restricted stock units that provide for the issuance of Class A Shares automatically upon vesting and awards under our Employee Innovator Recognition Program because these awards do not require payment of an exercise price in order to obtain the underlying shares. There were such options outstanding as of December 31, 2023. Outstanding RSUs have $0 exercise price.

(4)	These securities are composed of 20,320,342; 498,287; 103,000; and 516,739 Class A Shares remaining available for future issuance under our 2017 Stock Incentive Plan, 2017 Director Plan, 2008 Director Plan, and ESPP, respectively. In connection with the closing of the Merger, shares remaining available for issuance under the DISH 2019 Stock Incentive Plan and DISH Nonemployee Director Plan were added to the reserves available for issuance under the 2017 Stock Incentive Plan and 2017 Director Plan at the Merger share conversion ratio. Up to 17,169,102 of the shares available for future issuance under our 2017 Stock Incentive Plan are reserved for future issuance to DISH employees. The annual maximum that any employee may purchase under our ESPP is $25,000 in fair market value of Class A Shares per year. Our 2008 Stock Incentive Plan expired on January 1, 2018, and no new awards have been or will be granted under this plan after May 2, 2017, but any awards previously granted under this plan remain outstanding and will vest and/or be exercised in accordance with their terms. The shares available for issuance under the 2008 Class B Chairman Stock Option Plan are not included.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board of Directors has adopted a written policy for the review and approval of transactions involving EchoStar or our subsidiaries, on the one hand, and certain related parties, such as directors or executive officers and their immediate family members on the other hand. We distribute questionnaires to our officers and directors on a quarterly basis. Our Chief Legal Officer directs the appropriate review of potential related-party transactions and schedules their presentation at meetings of the Audit Committee and/or the Board of Directors, as applicable. Generally, our Audit Committee and/or the Board of Directors, as applicable, must approve these transactions, with all interested parties abstaining from the vote. Once each calendar year, the Audit Committee and/or the Board of Directors, as applicable, undertake a review of certain recurring potential related-party transactions to determine whether to approve the continuation of such transactions, with all interested parties abstaining. For purposes of this section entitled “Certain Relationships and Related Party Transactions” the terms “we,” “us,” “EchoStar,” the “Corporation,” the “Company” and “our” refer to EchoStar Corporation and its subsidiaries.

Related Party Transactions with Hughes Systique Corporation (“Hughes Systique”)

We contract with Hughes Systique for software development services. In addition to our approximately 42% ownership in Hughes Systique, Mr. Pradman Kaul, the former President of our subsidiary Hughes Communications and the former Vice-Chair of the EchoStar Board of Directors (through December 31, 2023), and his brother, who is the Chief Executive Officer and President of Hughes Systique, own in the aggregate approximately 25%, on an undiluted basis, of Hughes Systique’s outstanding shares as of December 31, 2023. Furthermore, Mr. Pradman Kaul serves on the board of directors of Hughes Systique. Hughes Systique is a variable interest entity and we are considered the primary beneficiary of Hughes Systique due to, among other factors, our ability to direct the activities that most significantly impact the economic performance of Hughes Systique. As a result, through December 31, 2023, EchoStar consolidated Hughes Systique’s financial statements in our consolidated financial statements. We made purchases from Hughes Systique of $19.6 million for the year ended December 31, 2023.

Related Party Transactions with TerreStar Solutions, Inc. (“TSI”)

We currently own 40% of TSI. In May 2018, we and TSI entered into an equipment and services agreement pursuant to which we design, manufacture, and install upgraded ground communications network equipment for TSI’s network and provide, among other things, warranty and support services. We earned revenue from TSI under this agreement of approximately $1.9 million for the year ended December 31, 2023.

Related Party Transactions with Deluxe/EchoStar LLC (“Deluxe”)

We own 50% of Deluxe, a joint venture that we entered into in 2010 to build an advanced digital cinema satellite distribution network targeting content delivery to digitally equipped theaters in the U.S. and Canada. We earned revenue of approximately $5.8 million from Deluxe during the year ended December 31, 2023.

Related Party Transactions with Broadband Connectivity Solutions (Restricted) Limited (“BCS”)

We own 20% of BCS, a joint venture that we entered into in 2018 to provide commercial Ka-band satellite broadband services across Africa, the Middle East, and southwest Asia operating over Yahsat's Al Yah 2 and Al Yah 3 Ka-band satellites. We earned revenue of approximately $3.4 million from BCS during the year ended December 31, 2023.

Related Party Transactions with NagraStar L.L.C. (“NagraStar”)

We own a 50% interest in NagraStar, a joint venture that is our primary provider of encryption and related security systems intended to assure that only authorized customers have access to our programming. We made purchases from NagraStar of approximately $37.6 million during the year ended December 31, 2023.

Related Party Transactions with Certain Members of Our Board of Directors

Ergen Family. Mr. Charles Ergen served as executive Chairman and Chairman of the DISH board of directors and was paid $3,000,000 for his service in 2023, including $1,000,000 in salary and approximately $2,000,000 in other compensation. During 2023, Mrs. Cantey Ergen served as a DISH senior advisor and as a member of the DISH board of directors, and was paid approximately $60,000. In 2023, Mrs. Ergen was also granted an option to purchase 5,000 shares of DISH Class A Common Stock under the DISH 2019 Stock Incentive Plan, which was 100% vested upon issuance and has a term of five years. At the effective time of the Merger, this option converted into an option to purchase 1,754 of our Class A Shares, based on the exchange ratio in the Merger.

During 2023, DISH employed Mrs. Katie Flynn, the daughter of Mr. and Mrs. Ergen, as a Director, Boost Infinite Product, and paid Mrs. Flynn a salary of $185,000 in 2023 plus an option to purchase 15,000 shares of DISH Class A Common Stock with a strike price equal to the fair market value on the grant date.

During 2024, we expect to continue to employ Mr. Ergen, Mrs. Ergen, and Mrs. Flynn. While the amount paid during 2024 will depend on the time and services that will be provided, we expect to pay Mr. Ergen approximately $3,000,000 in salary and other compensation, and Mrs. Ergen approximately $100,000. While the amount paid during 2024 will depend on the time and services that will be provided and certain bonus or incentive compensation amounts yet to be determined, we expect to pay Mrs. Flynn a salary of approximately $185,000.

Tom A. Ortolf. In August 2023, each of the DISH audit committee and the DISH board of directors approved the employment of Mr. Paul Ortolf, the son of Tom A. Ortolf, as a Product Manager, Boost Applications of DISH, with an annualized salary of $145,000 for 2023. On October 20, 2023, the DISH audit committee and the DISH board of directors approved a grant to Paul Ortolf of an option to purchase 4,000 shares of DISH Class A Common Stock with a strike price equal to the fair market value on the grant date. The option was granted on January 1, 2024 and settled in 1,404 of our Class A Shares. Effective as of the grant date, Paul Ortolf’s salary was reduced by $12,000, resulting in an annual salary of $133,000 for 2024.

Stephen J. Bye. DISH purchases network performance data and software licenses from Ookla LLC, a division of Ziff Davis, Inc., for which DISH paid $590,000 in 2023. Stephen Bye serves as President and Chief Executive Officer of Ookla LLC.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

We customarily ask our shareholders to ratify the appointment of our independent registered public accounting firm at each annual meeting. The Audit Committee and the Board of Directors have selected and appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, and we are asking our shareholders to ratify this appointment at the Annual Meeting. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of EchoStar. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire. They also will be available to respond to appropriate questions of shareholders.

The Board of Directors unanimously recommends a vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Principal Accountant Fees and Services

KPMG LLP served as our independent registered public accounting firm for the fiscal years ended December 31, 2023 and 2022. The following table presents fees for professional services rendered by KPMG LLP on behalf of EchoStar and its subsidiaries (prior to the merger with DISH) for the years ended December 31, 2023 and 2022. As the Merger closed effective December 31, 2023, the amounts presented in the table for 2023 and 2022 do not include fees billed for services rendered to DISH.

	For the Years Ended December 31,
	2023	2022
Audit Fees(1)	$3,950,011	$3,423,320
Audit Related Fees(2)	310,000	38,523
Total Audit and Audit Related Fees	4,260,011	3,461,843
Tax Fees(3)	406,519	692,497
All Other Fees	—	—
Total Fees	$4,666,530	$4,154,340

(1)	Consists of fees for the audit of our and our subsidiaries’ consolidated financial statements included in our 2023 and 2022 Form 10-K, review of our and our subsidiaries’ unaudited financial statements included in our Quarterly Reports on Form 10-Q and fees in connection with statutory and other audits of our foreign subsidiaries.
(2)	Consists of fees for assurance and other services that are provided in connection with the issuance of consents, comfort letters, certifications, and professional consultations with respect to accounting issues or matters that are non-recurring in nature.
(3)	Consists of fees for tax consultation and tax compliance services.

Audit Committee Pre-Approval Process

The Audit Committee is responsible for appointing, setting compensation, retaining, and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a process regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Requests are submitted to the Audit Committee in one of the following ways:

●	Request for approval of services at a meeting of the Audit Committee; or
●	Request for approval of services by members of the Audit Committee acting by written consent.

The request may be made with respect to either specific services or a type of service for predictable or recurring services. All of the fees paid by us to KPMG LLP for services for 2023 and 2022 were pre-approved by the Audit Committee or by management pursuant to delegation from the Audit Committee.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of EchoStar’s financial reporting process, as is more fully described in the committee charter. EchoStar’s management is responsible for conducting its financial reporting process, applying its system of internal controls, and preparing and presenting of consolidated financial statements in accordance with generally accepted accounting principles. EchoStar’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Our responsibility as a committee is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures. We are not and may not be employees of EchoStar, and we may not represent ourselves to be, or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on representations made by EchoStar’s management that its financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States. We have also relied on representations that EchoStar’s independent registered public accounting firm included in its report on EchoStar's financial statements. Our oversight does not provide us with an independent basis upon which to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our committee proceedings and discussions with EchoStar’s management and independent registered public accounting firm are not intended to assure that EchoStar’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of EchoStar’s financial statements has been carried out in accordance with the applicable requirements of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and the Securities and Exchange Commission, or that EchoStar’s independent registered public accounting firm is in fact “independent.”

In the performance of the Audit Committee's oversight function, we reviewed EchoStar's audited financial statements for the fiscal year ended December 31, 2023, and discussed them with EchoStar management. We also discussed these audited financial statements with EchoStar’s independent registered public accounting firm. Our discussions with the independent registered public accounting firm included matters that the PCAOB's rules require us to discuss. We also discussed with them their independence and any relationship that might affect their objectivity or independence. In connection with these discussions, we received and reviewed the written disclosures from KPMG LLP required by applicable PCAOB requirements. Finally, we have considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining their independence.

Based on the reviews and discussions referred to above, we are not aware of any relationship between the independent registered public accounting firm and EchoStar that affects the objectivity or independence of the independent registered public accounting firm. Based on these discussions and our review as described above, we recommended to the Board of Directors that its audited financial statements for fiscal year 2023 be included in EchoStar’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

Respectfully submitted,

The Audit Committee (approved February 22, 2024)

George R. Brokaw (Chair)

Lisa W. Hershman

Tom A. Ortolf

William D. Wade

PROPOSAL 3 — APPROVAL OF THE AMENDED AND RESTATED 2017 ECHOSTAR CORPORATION EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER SUCH PLAN

In 2017 our Board and shareholders approved certain amendments to, and restatement of, the Amended and Restated 2017 EchoStar Corporation Employee Stock Purchase Plan (the "Existing ESPP"). Among the amendments effectuated in the Existing ESPP was an increase in the number of Shares reserved for issuance under that plan to 5,000,000 Shares.

Between 2017 and the present, ordinary operations of the Existing ESPP have resulted in the issuance of all but approximately 516,739 of the Shares previously reserved for issuance under that plan. In addition, following completion of the Merger, pursuant to its authority in Section 1 of the Existing ESPP, the Board approved a resolution authorizing employees of the Company's newly acquired DISH subsidiaries to participate in the Existing ESPP. Because of the relatively small number of Shares remaining available for issuance pursuant to the plan and the significant increase in the number of eligible participants in the plan following the Merger, the Board also approved an increase of 3,000,000 shares to the shares reserved for issuance under the Existing ESPP (the Existing ESPP, as so amended, the "Amended ESPP"), subject to approval by our shareholders as this 2024 Annual Meeting of Shareholders.

If the Amended ESPP is approved by our shareholders, the total number of Shares that will be reserved for issuance under the Amended ESPP will be 8,000,000, of which 3,516,739 will be available for future issuance. If our shareholders do not approve the Amended ESPP, we will continue to use the Existing ESPP until the Shares reserved for issuance under that plan are all purchased, following which we may be restricted in our ability to attract, motivate, and retain highly skilled employees, including members of our management team. One alternative to using this plan as a benefit for employees would be to use increased cash compensation as an employee attraction, motivation, and retention tool. We do not believe that such increased cash compensation would be practicable or advisable. Instead, we believe that the combination of cash compensation and the opportunity to participate as an equity owner together provide a more effective benefit vehicle than cash alone for attracting, motivating, and retaining our employees and that employee equity ownership better aligns the interests of employees and our shareholders. If we found it necessary to increase cash compensation in lieu of providing the opportunity to participate in equity ownership, that expenditure could increase our operating expenses and reduce our cash flow from operations, which may adversely affect our business and operating results. We also believe that reduced ESPP participation would diminish the alignment between our employees' interests and those of our shareholders.

Summary of Material Terms of the Amended ESPP

The following is a summary of the material terms of the Amended ESPP. These summaries and the features of the Amended ESPP set forth below do not purport to be complete and are qualified in their entirety by reference to the provisions of the Amended ESPP. The Amended ESPP is attached as Appendix A to this Proxy Statement. “Share” referred to throughout this proposal means a share of our Class A common stock.

Purchase of Shares. Subject to adjustment by the Board of Directors, the purchase price of each Share purchased by employees under the Amended ESPP will be at least 85% of the fair market value of a Share on the last day of the three-month purchase period in which the employee elects to purchase Shares under the Amended ESPP. In the event that such day is not a date on which trading occurred on the NASDAQ Stock Market or any other exchange on which the Shares are traded, then the day for calculation of the purchase price shall on the last trading day occurred immediately preceding the date in question.

Administration and Eligibility. The Amended ESPP will be administered by the Board of Directors of EchoStar, and the Board of Directors may delegate administration to an appointed representative or committee of the Board of Directors (the “ESPP Committee”), which will have no liability for any action taken. The ESPP Committee has the authority to interpret and construe all provisions of the Amended ESPP. Any full-time employee of the Corporation, and of any parent or subsidiary of the Corporation designated by the Board, is eligible to participate in the Amended ESPP, except for employees who customarily work 20 hours or less per week and those employees who either own or hold options to purchase stock of the Corporation possessing five percent (5%) or more of the total voting power or value of all classes of stock of the Corporation (within the meaning of Section 423(b)(3) of the Code), or who as a result of participation in the Amended ESPP would own or hold options to purchase stock of the Corporation possessing five percent (5%) or more of the total voting power or value of all classes of stock of the Corporation (within the meaning of Section 423(b)(3) of the Code). To participate in the Amended ESPP, eligible employees must complete one entire calendar quarter of employment and be employed as of the first day of the purchase period designated by the Board for a particular offering period.

Share Reserve. The maximum number of Shares which may be issued under the Amended ESPP is being increased by 3,000,000 additional Shares. If the Amended ESPP is approved, the total number of Shares that will have been authorized to be issued thereunder since the initial adoption of the plan will be 8,000,000.

Participation Terms. Except as otherwise provided by the ESPP Committee, the Amended ESPP has offering periods that are no longer than two years in duration. The duration, frequency and start and end dates of the offering periods may be determined by the ESPP Committee. Unless otherwise provided by the ESPP Committee, we intend for each offering period to consist of purchase periods that are three months long (i.e., purchase periods commencing on January 1 shall end on March 31), with the last day of the purchase period to be the “purchase date”. The ESPP Committee may establish a different term, commencement date and/or purchase date for each purchase period.

An eligible employee may elect to participate in the Amended ESPP by completing and submitting a subscription agreement (as provided in the Amended ESPP), which indicates the employee’s election to participate in the Amended ESPP and authorizes payroll deductions. A participant will automatically continue to participate in purchase periods once enrolled until (i) the participant ceases to be eligible to participate in the Amended ESPP, (ii) the participant withdraws from the offering or the Amended ESPP or (iii) the participant’s employment is terminated for any reason. No interest will be paid on payroll deductions under the Amended ESPP and no withdrawal is permitted from the Amended ESPP during a purchase period. An employee may not deduct an amount which would: (i) result in the employee owning, after the purchase of Shares in any calendar quarter under the Amended ESPP, five percent (5%) or more of the total combined voting power of all outstanding capital stock of the Corporation; or (ii) permit such employee to purchase capital stock of the Corporation under the Amended ESPP or any other employee stock purchase plans of the Corporation or a parent or subsidiary of the Corporation that is intended to meet the requirements of Section 423 of the Code at a rate which would exceed $25,000 in fair market value of capital stock in any one year. On the last day of each purchase period, each employee, whose participation in the Amended ESPP has not terminated, shall be deemed to have purchased the number of Shares equal to the total amount of such employee’s payroll deductions during such purchase period, divided by the per Share purchase price (determined based on the purchase period in which the Shares were purchased as outlined above).

Adjustments, Corporate Transactions, Liquidation or Dissolution. In the event that the Board determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Corporation, issuance of warrants or other rights to purchase Shares or other securities of the Corporation or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Amended ESPP, then the Board may, in such manner as it may deem equitable, adjust any or all of (i) the offering exercise price, (ii) the number of Shares subject to purchase by participants, and (iii) the Share reserve amount, which is the maximum number of Shares which may be issued under the Amended ESPP. In addition, in the event of a proposed merger, consolidation, combination, or other similar corporate transaction, transfer of control, dissolution or liquidation of EchoStar, the Board of Directors may in its sole discretion take any action with respect to the Amended ESPP and any offering period or purchase period, including, without limitation, shortening any offering period then in progress by setting a new purchase date and/or ending the offering period immediately prior to the proposed dissolution or liquidation. In the event the Board of Directors shortens any offering period in connection with a proposed merger, consolidation, combination, or other similar corporate transaction, transfer of control, or a dissolution or liquidation of EchoStar (i) the new purchase date will be before the date of the proposed merger, consolidation, combination, or other similar corporate transaction, transfer of control, or the dissolution or liquidation and (ii) before the new purchase date, the Board of Directors may provide each participant with written notice, which may be electronic, of the new purchase date and that the participant’s right to purchase Shares may be exercised automatically on such date, unless before such time, the participant has withdrawn from the offering in accordance with the Amended ESPP.

Amendment or Termination. The Board of Directors may amend or terminate the Amended ESPP at any time, except that the amendment or termination may not affect Shares purchased under the Amended ESPP. In addition, shareholders must approve any amendment to (i) increase the number of Shares available under the Amended ESPP; or (ii) change the participating parent or subsidiary company whose full-time employees may be designated by the Board as eligible to participate in the Amended ESPP, in each case, within 12 months of the adoption of the amendment by the Board of Directors. The Amended ESPP will continue until terminated by the Board of Directors or until all of the Shares reserved for issuance under the Amended ESPP have been issued, whichever occurs first.

Foreign Jurisdictions. The Board may adopt rules or procedures relating to the operation and administration of the Amended ESPP to accommodate the specific requirements of the law and procedures of foreign jurisdictions. The Board is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock issuances and record entries that vary with local requirements. The Board may also adopt rules, procedures or sub-plans applicable to particular subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Internal Revenue Code. To the extent inconsistent with the requirements of section 423 of the Internal Revenue Code, such sub-plan will not be considered to comply with Section 423 of the Internal Revenue Code.

Federal Income Tax Consequences

The following is a brief description of the U.S. federal income tax consequences of the Amended ESPP under the Internal Revenue Code based on laws and regulations in effect on the date of this Proxy Statement, which laws and regulations are subject to change, and does not purport to be a complete description of the federal tax aspects of the Amended ESPP or to address any state, local, foreign or estate and gift tax consequences that may arise in connection with receiving any Director Awards under the 2017 Director Plan. This description is not intended to, and does not, provide or supplement tax advice to participants who purchase Shares under the Amended ESPP. Participants who purchase Shares under the Amended ESPP are advised to consult with their own independent tax advisors with respect to the specific tax consequences that, in light of their particular circumstances, might arise in connection with their purchase of Shares under the Amended ESPP, including any state, local or foreign tax consequences and the effect, if any, of gift, estate and inheritance taxes. The following tax discussion is a general description of certain expected federal income tax results under current law.

The Amended ESPP is intended to be an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code. Under the Internal Revenue Code, a participant will not have taxable income solely due to his or her eligibility to purchase Shares under the Amended ESPP. No income will be taxable to a participant until the Shares purchased under the Amended ESPP are sold or otherwise disposed of. Upon sale or other disposition of the Shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the Shares are sold or otherwise disposed of more than two years from the first day of the relevant offering period (and more than one year from the date the shares are purchased), then the participant generally will recognize ordinary income measured as the lesser of:

(i)	the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price; or

(ii)	an amount equal to 15% (or such other discount as was applicable to the shares purchased, as determined by the Board pursuant to the Amended ESPP) of the fair market value of the shares as of the first day of the applicable purchase period.

Any amount in excess of the amount that the participant recognized as compensation income will be long-term capital gain. If the participant sells the Shares at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss. If the participant sells the Shares prior to satisfying these waiting periods, then he or she will have engaged in a “disqualifying disposition.” Upon a disqualifying disposition, the participant will have compensation income equal to the value of the Shares on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the Shares on the day he or she purchased the Shares. This capital gain or loss will be long-term if the participant has held the Shares for more than one year and otherwise will be short-term.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above. In all other cases, no deduction is allowed to us.

New Plan Benefits

Because benefits under the Amended ESPP depend on employees’ elections to participate in the A&R 2017 ESPP and the fair market value of the Shares at various future dates, it is not possible to determine future benefits that will be received by executive officers and other employees under the Amended ESPP.

The Board of Directors unanimously recommends a vote FOR approval of the proposed Amended and Restated 2017 EchoStar Corporation Employee Stock Purchase Plan for the reasons outlined above.

Charles W. Ergen, our Chairman, currently beneficially owns equity securities representing approximately 91.4% of our total voting power. Please see "Equity Security Ownership and Related Matters" above. Mr. Ergen has indicated his intention to vote in favor of Proposal 3. Accordingly, approval of Proposal 3 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

OTHER MATTERS

Management knows of no other business that will be presented at the Annual Meeting other than that which is set forth in this Proxy Statement. However, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on such matter.

ADDITIONAL INFORMATION

Where to Get Additional Information

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. In addition, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC. The address of that website is http://www.echostar.com

Cost of Proxy Solicitation

We will bear the cost of the solicitation of proxies on behalf of the Board of Directors. In addition to the use of the mail, proxies may be solicited by us personally, by telephone, or by similar means. None of our directors, officers, or employees will be specifically compensated for those activities. We do not expect to pay any compensation for the solicitation of proxies. However, we will reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.

Shareholder Communications

General. We provide an informal process for shareholders to send communications to our Board of Directors and its members. Shareholders who wish to contact the Board of Directors or any of its members may do so by writing to EchoStar Corporation, Attn: Board of Directors, 9601 South Meridian Boulevard, Englewood, Colorado 80112. At the direction of the Board of Directors, all mail received will be opened and screened for security purposes. Correspondence directed to an individual Board member is referred to that member. Correspondence not directed to a particular Board member is referred to Mr. Dean A. Manson, our Chief Legal Officer and Secretary.

Submission of Shareholder Proposals and Director Nominations for the 2025 Annual Meeting. Shareholders who intend to submit a proposal or director nomination for consideration for inclusion in our proxy materials for presentation at our 2025 Annual Meeting of shareholders (the “2025 Annual Meeting”) must submit the proposal or director nomination to us no later than November 20, 2024 (120 days prior to the anniversary of the mailing date of this Proxy Statement).

In accordance with our bylaws, for a proposal or director nomination not included in our proxy materials to be brought before the 2025 Annual Meeting, a shareholder’s notice of the proposal or director nomination that the shareholder wishes to present must be delivered to Mr. Dean A. Manson, our Chief Legal Officer and Secretary, at EchoStar Corporation, 9601 South Meridian Boulevard, Englewood, Colorado 80112 not less than 90 nor more than 120 days prior to the first anniversary of the 2024 Annual Meeting of Shareholders. Accordingly, based on the date of our 2024 Annual Meeting of Shareholders, any notice given pursuant to our bylaws and outside the process of Rule 14a-8 must be received no earlier than January 3, 2025, and no later than February 2, 2025. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than March 4, 2025. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.

By Order of the Board of Directors

DEAN A. MANSON

Chief Legal Officer and Secretary

APPENDIX A

ECHOSTAR CORPORATION 2017 AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

(as amended and restated, subject to an contingent upon, shareholder approval at the 2024 Annual Meeting)

1.       PURPOSE. This Amended and Restated EchoStar Corporation 2017 Employee Stock Purchase Plan (the “Plan”) amends and restates the 2008 Amended and Restated EchoStar Corporation 2008 Employee Stock Purchase Plan. The Plan is established to provide eligible employees of EchoStar Corporation, a Nevada corporation, and any successor entity thereto (collectively, “EchoStar”), and any current or future parent or subsidiary of EchoStar which the Board of Directors of EchoStar (the “Board”) determines should be included in the Plan (collectively referred to as the “Company”), with an opportunity to acquire a proprietary interest in the Company by the purchase of Class A common stock, $0.001 par value (“Shares”) of EchoStar (“Purchase Right”). EchoStar and any parent or subsidiary designated by the Board as an entity included in the Plan shall be individually referred to herein as a “Participating Company.” The Board shall have the sole and absolute discretion to determine from time to time what parent and/or subsidiary shall be Participating Companies. For purposes of the Plan, a parent and a subsidiary shall be as defined in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”). The Company intends that the Plan shall qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments or replacements of such Section), and the Plan shall be so construed. Any provision of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply therewith. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein.

2.       ADMINISTRATION. The Plan shall be administered by the Board and/or by a duly appointed committee or representative of the Board having such powers as shall be specified by the Board. Any subsequent references to the Board shall also mean the committee or representative if a committee or representative has been appointed. All questions of interpretation of the Plan shall be determined by the Board and shall be final and binding upon all persons having an interest in the Plan. Subject to the provisions of the Plan, the Board shall determine all of the relevant terms and conditions of the Plan; provided, however, that all Participants (as defined in Section 4 of the Plan) shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. All expenses incurred in connection with administration of the Plan shall be paid by the Company.

3.       SHARE RESERVE. The maximum number of Shares which may be issued under the Plan shall be 8,000,000 Shares which may be authorized but unissued Shares or treasury Shares (the “Share Reserve”).

4.       ELIGIBILITY. Any full-time employee of a Participating Company is eligible to participate in the Plan after completion of one entire calendar quarter of employment, subject to such individual being employed as of the first day of the Purchase Period designated by the Board for a particular Offering Period, except those employees who own or hold options to purchase or who, as a result of participation in the Plan, would own or hold options to purchase, stock of the Company possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company within the meaning of Section 423(b)(3) of the Code (each individually, a “Participant,” and collectively, the “Participants”). A full-time employee is defined as one who is regularly scheduled to work more than 20 hours per week. Notwithstanding anything herein to the contrary, any individual performing services for a Participating Company solely as a consultant or advisor or solely through a leasing agency or employment agency shall not be deemed an “employee” of such Participating Company.

5.       OFFERING DATES.

(a)       OFFERING PERIODS. Except as otherwise set forth below or as otherwise provided by the Board, the Plan shall be implemented by offerings (individually, an “Offering”) of no more than two (2) years duration (an “Offering Period”). The first Offering commenced on January 1, 2008 and subsequent Offerings will commence every two years thereafter until the Plan terminates, unless modified in the Board’s discretion. The first day of an Offering Period shall be the “Offering Date” for such Offering Period. In the event the Offering Date would fall on any day on which Shares are not traded, the Offering Date shall instead be the first trading day after such day. Notwithstanding the foregoing or any other provision of the Plan, the Board shall have the authority to change the duration, frequency, start and end dates of Offering Periods and the Board may establish a different term for one or more Offerings and/or different commencing and/or ending dates for such Offerings. Eligible employees may not participate in more than one Offering at a time.

(b)       PURCHASE PERIODS. Unless otherwise provided by the Board, each Offering Period shall consist of eight (8) purchase periods of three (3) months duration (individually, a “Purchase Period”). The last day of the Purchase Period shall be the “Purchase Date” for such Purchase Period. A Purchase Period commencing on January 1 shall end on March 31. A Purchase Period commencing on April 1 shall end on June 30. A Purchase Period commencing on July 1 shall end on September 30. A Purchase Period commencing on October 1 shall end on December 31. In the event the Purchase Date would fall on any day on which Shares are not traded, the Purchase Date shall instead be the last trading day prior to such day. Notwithstanding the foregoing, the Board may establish a different term for one or more Purchase Periods and/or different commencement dates and/or Purchase Dates for such Purchase Periods. An employee who becomes eligible to participate in an Offering after a Purchase Period has commenced shall not be eligible to participate in such Purchase Period but may participate in any subsequent Purchase Period during that Offering Period provided such employee is still eligible to participate in the Plan as of the commencement of any such subsequent Purchase Period.

(c)       GOVERNMENTAL APPROVAL; STOCKHOLDER APPROVAL. Notwithstanding any other provision of the Plan to the contrary, all transactions pursuant to the Plan shall be subject to (i) obtaining all necessary governmental approvals and/or qualifications for the sale and/or issuance of the Shares (including compliance with the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws), and (ii) obtaining stockholder approval of the Plan. Notwithstanding the foregoing, stockholder approval shall not be necessary in order to commence the Plan’s initial Offering Period; provided, however, that the purchase of Shares at the end of such Offering Period shall be subject to obtaining stockholder approval of the Plan.

6.       PARTICIPATION IN THE PLAN.

(a)       INITIAL PARTICIPATION. An eligible employee shall become a Participant on the first Offering Date after satisfying the eligibility requirements and delivering to the Company’s corporate human resources (“HR”) office not later than the close of business for such HR office on the last business day before such Offering Date (the “Subscription Date”) a subscription agreement indicating the employee’s election to participate in the Plan and authorizing payroll deductions. An eligible employee who does not deliver a subscription agreement to the Company’s HR office on or before the Subscription Date shall not participate in the Plan for the initial Purchase Period or for any subsequent Purchase Period unless such employee subsequently enrolls in the Plan by filing a subscription agreement with the Company by the last business day before the commencement of a subsequent Purchase Period or Offering Date. EchoStar may, from time to time, change the Subscription Date as deemed advisable by EchoStar in its sole discretion for proper administration of the Plan.

(b)       CONTINUED PARTICIPATION. A Participant shall automatically participate in the Purchase Period commencing immediately after the first Purchase Date of the initial Offering Period in which the Participant participates, and all subsequent Purchase Periods, until such time as such Participant (i) ceases to be eligible as provided in Section 4 of the Plan, (ii) withdraws from an Offering or Plan pursuant to Sections 10(a) or 10(b) of the Plan or (iii) terminates employment as provided in Section 11 of the Plan. Similarly, except as provided in the preceding sentence, a Participant shall automatically participate in the Offering Period commencing immediately after the last Purchase Date of the prior Offering Period in which the Participant participates, and all subsequent Offering Periods pursuant to the Plan. However, a Participant may deliver a subscription agreement with respect to a subsequent Purchase or Offering Period if the Participant desires to change any of the Participant’s elections contained in the Participant’s then effective subscription agreement.

7.       PURCHASE PRICE. The purchase price at which Shares may be acquired in a given Purchase Period pursuant to the Plan (the “Offering Exercise Price”) shall be set by the Board; provided, however, that the per share Offering Exercise Price shall not be less than eighty-five percent (85%) of the lesser of (a) the per share fair market value of the Shares on the Offering Date of the Offering Period of which the Purchase Period is a part, or (b) the per share fair market value of the Shares on the Purchase Date for such Purchase Period. Unless otherwise provided by the Board prior to the commencement of an Offering Period, the Offering Exercise Price for each Purchase Period in that Offering Period shall be eighty-five percent (85%) of the fair market value of the Shares on the given Purchase Date. The “fair market value” of the Shares on the applicable dates shall be the closing price, as quoted by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or any other exchange on which the Shares are traded, for the Purchase Date, or as determined by the Board if the Shares are not so reported. In the event the date in question falls on any day on which Shares are not traded, the price shall be the closing price, as quoted by NASDAQ or any other exchange on which the Shares are traded, on the trading day immediately preceding the date in question.

8.       PAYMENT OF PURCHASE PRICE. Shares which are acquired pursuant to the Plan may be paid for only by means of payroll deductions from the Participant’s Compensation (as defined below) accumulated during the Purchase Period. For purposes of the Plan, a Participant’s “Compensation” with respect to an Offering (a) shall include all wages, salaries, commissions and bonuses after deduction for any contributions to any plan maintained by a Participating Company and described in Section 401(k) or Section 125 of the Code, and (b) shall not include occasional awards, stock option exercise compensation or any other payments not specifically referenced in (a). Except as set forth below, the deduction amount to be withheld from a Participant’s Compensation during each pay period shall be determined by the Participant’s subscription agreement, and the amount of such payroll deductions shall be given the lowest priority so that all other required and voluntary payroll deductions from a Participant’s Compensation are withheld prior to subscription agreement amounts.

(a)       LIMITATIONS ON PAYROLL WITHHOLDING. The amount of payroll withholding with respect to the Plan for any Participant during any Purchase Period shall be elected by the Participant and shall be stated as a dollar amount. Amounts withheld shall be reduced by any amounts contributed by the Participant and applied to the purchase of Company stock pursuant to any other employee stock purchase plan qualifying under Section 423 of the Code, if applicable.

(b)       PAYROLL WITHHOLDING. Payroll deductions shall commence on the first pay date beginning after the Offering Date, as designated by EchoStar, and shall continue to the last pay date before the end of the Purchase Period, as designated by EchoStar, unless sooner altered or terminated as provided in the Plan.

(c)       PARTICIPANT ACCOUNTS. Individual accounts shall be maintained for each Participant. All payroll deductions from a Participant’s Compensation shall be credited to such account and shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

(d)       NO INTEREST PAID. Interest shall not be paid on sums withheld from a Participant’s Compensation.

(e)       PURCHASE OF SHARES. On each Purchase Date of an Offering Period, each Participant whose participation in the Offering has not terminated on or before such Purchase Date shall automatically acquire the number of Shares arrived at by dividing the total amount of the Participant’s accumulated payroll deductions for the Purchase Period by the Offering Exercise Price. No Shares shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated on or before such Purchase Date.

(f)       RETURN OF CASH BALANCE. Any cash balance remaining in the Participant’s account shall be refunded to the Participant as soon as practicable after the Purchase Date. Any cash balance remaining upon a Participant’s termination of participation in the Plan or termination of the Plan itself shall be refunded as soon as practicable after such event.

(g)       TAX WITHHOLDING. At the time the Shares are purchased, in whole or in part, or at the time some or all of the Shares are disposed of, the Participant shall make adequate provision for the foreign, federal and state tax withholding obligations of the Company, if any, which arise upon the purchase of Shares and/or upon disposition of Shares, respectively. The Company may, but shall not be obligated to, withhold from the Participant’s Compensation the amount necessary to meet such withholding obligations.

(h)       COMPANY ESTABLISHED PROCEDURES. The Board may, from time to time, establish (i) a minimum required withholding amount for participation in an Offering, (ii) limitations on the frequency and/or number of changes in the amount withheld during an Offering, (iii) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (iv) payroll withholding in excess of or less than the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of subscription agreements, and/or (v) such other limitations or procedures as deemed advisable by the Company in the Company’s sole discretion which are consistent with the Plan and in accordance with the requirements of Section 423 of the Code. Notice of new or amended procedures pursuant to this Section 8 of the Plan shall be communicated to all eligible participants in a manner reasonably determined by the Board to reach all eligible participants in a cost efficient manner.

9.       LIMITATIONS ON PURCHASE OF SHARES: RIGHTS AS A STOCKHOLDER.

(a)       FAIR MARKET VALUE LIMITATION. Notwithstanding any other provision of the Plan, no Participant shall be entitled to purchase Shares under the Plan (or any other employee stock purchase plan which is intended to meet the requirements of Section 423 of the Code sponsored by EchoStar or a parent or subsidiary of EchoStar) in an amount which exceeds $25,000 in fair market value, which fair market value is determined for Shares purchased during a given Offering Period as of the Offering Date for such Offering Period (or such other limit as may be imposed by the Code), for any calendar year in which the Participant participates in the Plan (or any other employee stock purchase plan described in this sentence).

(b)       PRO RATA ALLOCATION. In the event the number of Shares which might be purchased by all Participants in the Plan exceeds the number of Shares available in the Plan, the Company shall make a pro rata allocation of the remaining Shares in as uniform a manner as shall be practicable and as the Company shall determine to be equitable. Any cash balance remaining after such allocation shall be refunded to Participants as soon as practicable.

(c)       RIGHTS AS A STOCKHOLDER AND EMPLOYEE. A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of issuance of stock for the Shares being purchased pursuant to the Plan. Moreover, Shares shall not be issued and a Participant shall not be permitted to purchase Shares unless and until such Shares have been registered under the Securities Act on an effective S-8 registration and any applicable registration requirements under the NASDAQ rules are satisfied. No adjustment shall be made for cash dividends or distributions or other rights for which the record date is prior to the date such shares of stock are issued. Nothing herein shall confer upon a Participant any right to be retained in the employ of the Company or any subsidiary, nor will it affect in any way the right of the Company or a subsidiary to terminate such employment at any time, with or without cause. In addition, the Company or a subsidiary may at any time dismiss a Participant from employment free from any liability or any claim under the Plan.

(d)       USE OF A CAPTIVE STOCK BROKER. In order to reduce paperwork and properly track and report Participant’s acquisition and disposition of Shares purchased pursuant to the Plan, the Company may, in its discretion, designate one or more stock brokers as a “captive” broker (“Broker”) for receiving Participants’ Shares and maintaining individual accounts for each Participant. The Company and the Broker may establish such account procedures and restrictions as are necessary to carry out their respective functions and properly administer the Plan (see, for example, Section 19 of the Plan).

(e)       RIGHT TO ISSUANCE OF SHARE CERTIFICATES OR BOOK ENTRY. As promptly as practicable after each Purchase Date, the Company shall arrange the delivery to each Participant (by electronic or other means), as appropriate, of a certificate or shall make a book-entry, as applicable, representing the Shares purchased pursuant to the Plan. Notwithstanding the foregoing, the Board may require that Shares purchased under the Plan be held in an account established in the name of the Participant (or in the name of the Participant and his or her spouse, as designated by the Participant on his or her enrollment agreement), subject to such rules as determined by the Board and uniformly applied to all Participants, including designation of a Broker to hold such Shares for the Participant’s account with registration of such Shares in the name of such Broker for the benefit of the Participant (or for the benefit of the Participant and his or her spouse, as designated by the Participant).

10.       WITHDRAWAL.

(a)       WITHDRAWAL FROM AN OFFERING. A Participant may not withdraw from an Offering and stop payroll deductions during a Purchase Period. Any notice of withdrawal submitted by a Participant (in the manner and on such terms as determined by the Company from time to time for such purpose) after the commencement of a Purchase Period but prior to a Purchase Date shall only be effective for the next subsequent Purchase Period. No cash refunds of payroll deduction amounts from a Participant’s account shall be made prior to the next scheduled Purchase Period. After the commencement of the next scheduled Purchase Period, refund of any excess dollar amount(s) in a Participant’s account will be made in accordance with Section 8(f) of the Plan. Withdrawals made after a Purchase Date shall not affect Shares acquired by the Participant on such Purchase Date. A Participant who withdraws from an Offering for one or more Purchase Periods may not resume participation in the Plan during the same Purchase Period, but may participate in any subsequent Offering, or in any subsequent Purchase Period within the same Offering, by again satisfying the requirements of Sections 4 and 6(a) of the Plan above.

(b)       WITHDRAWAL FROM THE PLAN. A Participant may voluntarily withdraw from the Plan in the manner set forth by the Company for such purpose and by signing and delivering such forms or notices, as determined by the Company from time to time for such purpose. The effect of withdrawal from the Plan shall be in accordance with Section 10(a) of the Plan above.

(c)       RETURN OF PAYROLL DEDUCTIONS. Upon withdrawal from an Offering or the Plan pursuant to Sections 10(a) or 10(b) of the Plan, respectively, the withdrawn Participant’s accumulated payroll deductions will first be applied toward the purchase of Shares at the applicable Purchase Date and any balance remaining shall be returned as soon as practicable after the withdrawal, in accordance with Section 8(f) of the Plan. The Participant’s interest in the Offering and/or the Plan, as applicable, shall terminate.

(d)       MODIFICATION OF WITHDRAWAL RIGHTS. The Company may, from time to time, establish a procedure pursuant to which a Participant may elect (i) to withdraw from the Offering or the Plan during a Purchase Period or Offering Period pursuant to this Section 10 of the Plan, and (ii) to increase, decrease, or cease payroll deductions from his or her Compensation for such Offering during the time such election is in effect. If established, any such election shall be made in the manner and on such terms as determined by the Company from time to time for such purpose and must be delivered to the Company within a reasonable period of time prior to the effective date thereof.

11.       TERMINATION OF EMPLOYMENT. Termination of a Participant’s employment with the Company for any reason, including retirement, disability or death or the failure of a Participant to remain an employee eligible to participate in the Plan, shall terminate the Participant’s participation in the Plan immediately. In such event, the payroll deductions credited to the Participant’s account since the last Purchase Date shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s legal representative, and all of the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned to a Participant pursuant to this Section 11 of the Plan. EchoStar may establish a date which is a reasonable number of days prior to the Purchase Date as a cutoff for return of a Participant’s payroll deductions in the form of cash, after which the Shares will be purchased for the terminated employee in accordance with Section 10(c) of the Plan above. Subject to Section 10 of the Plan, a Participant whose participation has been so terminated may again become eligible to participate in the Plan by again satisfying the requirements of Sections 4 and 6(a) of the Plan above.

12.       TRANSFER OF CONTROL. A “Transfer of Control” shall be deemed to have occurred in the event any of the following occurs with respect to EchoStar:

(a)       a merger or consolidation in which EchoStar is not the surviving corporation;

(b)       a reverse triangular merger or consolidation in which EchoStar is the surviving corporation where the stockholders of EchoStar before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of EchoStar;

(c)       the sale, exchange, or transfer of all or substantially all of EchoStar’s assets (other than a sale, exchange, or transfer to one (1) or more corporations where the stockholders of EchoStar before the sale, exchange, or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the corporation(s) to which the assets were transferred).

In the event of a Transfer of Control, the Board, in its sole discretion, may arrange with the surviving, continuing, successor, or purchasing corporation, as the case may be, that such corporation assume the Company’s rights and obligations under the Plan. All Purchase Rights shall terminate effective as of the date of the Transfer of Control to the extent that the Purchase Right is neither exercised as of the date of the Transfer of Control nor assumed by the surviving, continuing, successor, or purchasing corporation, as the case may be.

13.       CAPITAL CHANGES.

(a)       ADJUSTMENTS. In the event that the Board determines that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Board shall, in such manner as it may deem equitable, adjust any or all of (i) the Offering Exercise Price, (ii) the number of Shares subject to purchase by Participants, and (iii) the Plan’s Share Reserve.

(b)       CERTAIN CORPORATE TRANSACTIONS, LIQUIDATION OR DISSOLUTION. In the event of a proposed merger, consolidation, combination, or other similar corporate transaction, Transfer of Control, dissolution or liquidation of the Company, the Board may in its sole discretion take any action with respect to this Plan and any Offering Period or Purchase Period, including, without limitation, shortening any Offering Period then in progress by setting a new Purchase Date and/or ending the Offering Period immediately prior to the proposed dissolution or liquidation. In the event the Board shortens any Offering Period in connection with a proposed merger, consolidation, combination, or other similar corporate transaction, Transfer of Control or a dissolution or liquidation of the Company, (i) the new Purchase Date shall be before the date of the Company’s proposed merger, consolidation, combination, or other similar corporate transaction, Transfer of Control or the dissolution or liquidation and (ii) before the new Purchase Date, the Board may provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s right to purchase Shares may be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10 of the Plan.

14.       NON-TRANSFERABILITY. Prior to a Purchase Date, a Participant’s rights under the Plan may not be transferred in any manner otherwise than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. Subsequent to a Purchase Date, a Participant shall be allowed to sell or otherwise dispose of the Shares acquired on any prior Purchase Date in any manner that he or she deems fit. However, the Company, in its absolute discretion, may impose such restrictions on the transferability of Shares purchased by a Participant pursuant to the Plan as it deems appropriate and any such restriction may be placed on the certificates evidencing such Shares or otherwise evidenced on the records with respect to uncertificated Shares (see also Sections 9(d) and 18 of the Plan).

15.       REPORTS. Each Participant shall have access to, within a reasonable period after the Purchase Date, a report of such Participant’s account setting forth the total payroll deductions accumulated, the number of Shares purchased, the fair market value of such Shares, the date of purchase and the remaining cash balance to be refunded or retained in the Participant’s account pursuant to Section 8(f) of the Plan above, if any.

16.       PLAN TERM. The Plan shall continue until terminated by the Board or until all of the Shares reserved for issuance under the Plan have been issued, whichever shall first occur.

17.       RESTRICTIONS ON ISSUANCE OF SHARES. The issuance of Shares under the Plan shall be subject to compliance with all applicable requirements of federal or state law with respect to such securities. A Purchase Right may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other law or regulations. In addition, no Purchase Right may be exercised unless (i) a registration statement under the Securities Act, shall at the time of exercise of the Purchase Right be in effect with respect to the Shares issuable upon exercise of the Purchase Right, or (ii) in the opinion of legal counsel to the Company, the Shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

18.       LEGENDS. The Company may at any time place legends or other identifying symbols referencing any applicable federal and/or state securities restrictions or any provision(s) convenient in the administration of the Plan on some or all of the certificates representing Shares of stock, or on the records relating to uncertificated Shares issued under the Plan, as applicable. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing a Share, acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section 18 of the Plan. Unless otherwise specified by the Company, legends placed on such certificates or records relating to uncertificated Shares may include but shall not be limited to any legend required to be placed thereon by the Colorado Secretary of State.

19.       NOTIFICATION OF SALE OF SHARES. The Company may require the Participant to give the Company prompt notice of any disposition of Shares acquired under the Plan within two years from the date of commencement of an Offering Period or one year from the Purchase Date. The Company may direct that the certificates or book entries evidencing Shares, as applicable, acquired by the Participant refer to such requirement to give prompt notice of disposition. Additionally, the Company and the Broker may impose such restrictions or procedures related to transfer of Shares acquired under the Plan as are necessary for the Company to obtain sufficient notice of disposition, in order to comply with governmental requirements related to Form W-2 reporting, payroll tax withholding, employment tax liability and corporate income taxes.

20.       NO CONSTRAINT ON CORPORATE ACTION. Nothing contained in the Plan shall be construed to prevent the Company from taking any corporate action (including, but not limited to, the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets) which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on the Plan, or any Purchase Rights granted under the Plan. No Participant or other person shall have any claim against the Company as a result of any such action.

21.       UNLAWFUL DELIVERY OF SHARES. If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to a Purchase Right is or may be in the circumstances unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, or otherwise with respect to Shares or Purchase Rights, and the right to exercise or payment of any Purchase Right shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company or any subsidiary.

22.       LEGAL MATTERS. No past, present or future director, officer or employee of the Company will have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made with respect to the Plan or any Purchase Right.

23.       GOVERNING LAW. The validity, construction and effect of the Plan, and any rules and regulations relating to the Plan, shall be determined in accordance with the laws of the state of Colorado.

24.       RULES FOR FOREIGN JURISDICTIONS. The Board may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of the law and procedures of foreign jurisdictions. Without limiting the generality of the foregoing, the board is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock issuances and record entries that vary with local requirements. The board may also adopt rules, procedures or sub-Plans applicable to particular subsidiaries or locations, which sub-Plans may be designed to be outside the scope of section 423 of the Code. To extent inconsistent with the requirements of section 423 of the Code, such sub-Plan shall not be considered to comply with section 423 of the Code.

25.       AMENDMENT OR TERMINATION OF THE PLAN. The Board may at any time amend or terminate the Plan, except that such amendment or termination shall not affect Shares purchased under the Plan (except as may be necessary to qualify the Plan as an employee stock purchase Plan pursuant to Section 423 of the Code or to obtain qualification or registration of the Shares under applicable federal or state securities laws or other applicable laws). In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares than are authorized for issuance under the Plan or would change the definition of the entities that may be designated by the Board as Participating Companies. Furthermore, the approval of the Company’s stockholders shall be sought for any amendment to the Plan for which the Board deems stockholder approval necessary in order to comply with Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V38662-P06284-Z87018 2. To ratify the appointment of KPMG LLP as EchoStar Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2024. 3. To approve the Amended and Restated 2017 EchoStar Corporation Employee Stock Purchase Plan to increase the number of shares reserved for issuance under such plan. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ! ! ! For All Withhold All For All Except For Against Abstain ECHOSTAR CORPORATION To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ECHOSTAR CORPORATION 9601 SOUTH MERIDIAN BOULEVARD ENGLEWOOD, CO 80112 01) Kathleen Q. Abernathy 02) Hamid Akhavan 03) George R. Brokaw 04) Stephen J. Bye 05) James DeFranco 06) R. Stanton Dodge 07) Cantey M. Ergen 08) Charles W. Ergen 09) Lisa W. Hershman 10) Tom A. Ortolf 11) William D. Wade 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following: ! ! ! ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SATS2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement and form of proxy are available at www.proxyvote.com. V38663-P06284-Z87018 ECHOSTAR CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Charles W. Ergen and Dean A. Manson, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse, all Class A Shares and Class B Shares of EchoStar Corporation held of record by the undersigned on March 6, 2024, at the Annual Meeting of Shareholders to be held on May 3, 2024, or any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF EACH OF THE ELEVEN DIRECTORS SET FORTH ON THE REVERSE SIDE, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS ECHOSTAR CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024, AND (3) FOR THE APPROVAL OF THE AMENDED AND RESTATED 2017 ECHOSTAR CORPORATION EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER SUCH PLAN. THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO PROPOSALS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE TENDER OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ON THE REVERSE. Continued and to be signed on reverse side